Exhibit 2

__________________________________

ASSET PURCHASE AGREEMENT

__________________________________

By and between

ALLENS, INC.

and

SENECA FOODS CORPORATION

Dated as of December 16, 2013

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	2

1.1	Certain Terms Defined	2
1.2	Interpretation	2

ARTICLE 2 PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1	Purchase and Sale of Assets	2
2.2	Excluded Assets	4
2.3	Assumption of Liabilities	6
2.4	Excluded Liabilities	7
2.5	Assignment and Assumption of Contracts	9

ARTICLE 3 CONSIDERATION

3.1	Deposit	11
3.2	Other Escrow Funds	11
3.3	Purchase Price	11
3.4	Purchase Price Adjustment	12
3.5	Allocation of Purchase Price	14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Organization; Subsidiaries	15
4.2	Authorization of Agreement	15
4.3	Conflicts; Consents of Third Parties	15
4.4	Title to and Use of Acquired Assets	16
4.5	Contracts	16
4.6	Real Property	17
4.7	Intellectual Property	17
4.8	Permits	18
4.9	Employee Benefit Plans	18
4.10	Labor Matters	18
4.11	Environmental Matters	18
4.12	Insurance	19
4.13	No Brokers or Finders	19
4.14	Litigation; Proceedings	19
4.15	Compliance with Laws	19
4.16	Inventories	20
4.17	Affiliate Transactions	20
4.18	Warranties Are Exclusive	20

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

i

5.1	Corporate Organization	20
5.2	Authorization and Validity	20
5.3	Conflicts; Consents of Third Parties	21
5.4	Financing	22
5.5	No Brokers or Finders	22
5.6	Litigation	22
5.7	No Other Representations and Warranties	22

ARTICLE 6 COVENANTS AND OTHER AGREEMENTS

6.1	Pre-Closing Covenants of Seller	22
6.2	Pre-Closing Covenants of Buyer	24
6.3	Other Covenants of Seller and Buyer	25
6.4	Employment Covenants and Other Undertakings	26
6.5	Approvals	28
6.6	Physical Inventory Count	29
6.7	Transition Services	30

ARTICLE 7 TAXES

7.1	Taxes Related to Purchase of Acquired Assets	30
7.2	Waiver of Bulk Sales Laws	31

ARTICLE 8 BANKRUPTCY COURT MATTERS

8.1	Motions	31
8.2	Contracts	31
8.3	Buyer Protections	31

ARTICLE 9 CONDITIONS PRECEDENT TO PERFORMANCE BY THE PARTIES

9.1	Conditions Precedent to Performance by Seller	31
9.2	Conditions Precedent to the Performance by Buyer	32

ARTICLE 10 CLOSING AND DELIVERIES

10.1	Closing	33
10.2	Seller’s Deliveries	33
10.3	Buyer’s Deliveries	34

ARTICLE 11 TERMINATION

11.1	Termination	34
11.2	Effect of Termination	36
11.3	Buyer Protections	36

ARTICLE 12 MISCELLANEOUS

ii

12.1	Survival	38
12.2	Further Assurances	38
12.3	Successors and Assigns	38
12.4	Governing Law; Jurisdiction	38
12.5	Expenses	38
12.6	Severability	38
12.7	Notices	39
12.8	Amendments; Waivers	40
12.9	Entire Agreement	41
12.10	Seller Disclosures	41
12.11	Headings	41
12.12	Counterparts	41
12.13	Name Change	42
12.14	Payments and Revenues	42
12.15	Specific Performance	42
12.16	Waiver of Jury Trial	42
12.17	No Third Party Beneficiaries	42

Appendix A - Defined Terms

Exhibits

Exhibit A - Form of Deposit Escrow Agreement
Exhibit B - Form of 503(b)(9) Escrow Agreement
Exhibit C - Form of Purchase Price Escrow Agreement
Exhibit D - Form of Assignment and Assumption Agreement
Exhibit E - Form of Bill of Sale
Exhibit F - Form of Trademark Assignment Agreement
Exhibit G - Form of Lease Agreement
Exhibit H - Form Net Working Capital Statement

Schedules

Schedule 2.2(d) - Excluded Assets
Schedule 2.3(e) - Assumed Liabilities and Obligations of Seller
Schedule 2.5(a) – Assumed Contracts
Schedule 6.1(b) – Contacts
Schedule 6.1(c) – Conduct of Business

Seller Disclosure Schedules

Schedule 5.3(b) - Buyer Regulatory Approvals

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 16, 2013 (the “Execution Date”), is made by and between Allens, Inc., an Arkansas corporation (“Seller”), and Seneca Foods Corporation, a New York corporation (“Buyer”).

RECITALS

WHEREAS, Seller is currently engaged in the business of sourcing, processing, canning and selling various types of vegetables and of sourcing, processing, packaging and selling shoestring potatoes (as such business is conducted by Seller, the “Business”);

WHEREAS, on October 28, 2013, Seller filed a voluntary petition for relief (the “Bankruptcy Case”) pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”);

WHEREAS, Seller intends to seek the entry of an order by the United States Bankruptcy Court for the Western District of Arkansas (the “Bankruptcy Court”) approving this Agreement and authorizing Seller to consummate the transactions contemplated hereby and by the other transaction documents;

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Acquired Assets (as defined herein) and the Assumed Liabilities (as defined herein), as more specifically provided herein;

WHEREAS, the Board of Directors of Seller (acting through the Restructuring Committee) has determined that it is advisable and in the best interests of its estate and the beneficiaries of such estate to consummate the transactions provided for herein pursuant to the Bid Procedures Order (as defined herein) and the Sale Order (as defined herein) and has approved this Agreement;

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order to be entered in the Bankruptcy Case; and

WHEREAS, pursuant to the Bid Procedures Order, Seller shall conduct an Auction (as defined herein) to determine the highest and/or best offer for the Acquired Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Terms Defined.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A attached hereto and as set forth elsewhere herein.

1.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s permitted successors and assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) Any reference in this Agreement to $ shall mean U.S. dollars.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1 Purchase and Sale of Assets.  Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of Seller’s right, title and interest in, to and under all of Seller’s tangible and intangible assets, properties, rights and claims as of the Closing Date, of whatever kind or nature and wherever situated or located, other than the Excluded Assets, free and clear of all Liens, Claims, Interests or Encumbrances (other than Permitted Liens).  All of such assets, properties and rights (other than the Excluded Assets) are collectively referred to in this Agreement as the “Acquired Assets.” Without limitation of the foregoing, the Acquired Assets shall include Seller’s right, title and interest in and to the following assets and properties as of the Closing Date, except to the extent that any of the following are enumerated in Section 2.2 as being Excluded Assets:

(a) all accounts receivable, notes receivable, negotiable instruments, chattel paper (including without limitation, completed work which has not yet been billed) and other receivables (including, without limitation, in respect of goods shipped, products sold, licenses granted, services rendered or otherwise and all amounts that may be returned or returnable with respect to letters of credit drawn down prior to the Closing) from third parties, together with any unpaid financing charges accrued thereon (collectively “Accounts Receivable”);

(b) all Intellectual Property;

(c) all PP&E including, without limitation, the Headquarters Site Computer Hardware;

(d) all Inventories, including all frozen vegetable Inventories other than the Montezuma Frozen Inventory;

(e) all deposits (including, without limitation, customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances, prepayments, rights in respect of promotional allowances, vendor rebates and other refunds, Claims, causes of action, rights of recovery, rights under warranties and guaranties, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent), and the right to receive and retain mail, Accounts Receivable payments and other communications of Seller;

(f) all Transferred Owned Real Property together with all Improvements, fixtures, systems, equipment and items of personal property of Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing;

(g) All Transferred Leased Real Property, in each case together with all interests in and to all Improvements and fixtures located thereon or attached thereto, and other appurtenances thereto, and rights in respect thereof;

(h) all Assumed Contracts;

(i) all Documents;

(j) all Permits to the extent transferable;

(k) except to the extent that such insurance policy is an Excluded Asset under Section 2.2(e) and Section 2.2(f) below, all rights under or arising out of all insurance policies relating to the Acquired Assets (including, without limitation, returns and refunds of any premiums paid, or other amounts due back to Seller, with respect to cancelled policies, all proceeds received after Closing and all proceeds received prior to Closing in connection with casualty events involving tangible Acquired Assets (other than Inventory) except to the extent such proceeds are (i) applied towards the DIP Financing, (ii) used (or committed to be used) to repair or replace the damaged Acquired Assets with reasonably equivalent items or (iii) used (or committed to be used) to repair or replace equipment utilized in connection with Seller’s shoestring potato business previously located at Seller’s facility in Van Buren, Arkansas), unless non-assignable as a matter of Law;

(l) the goodwill of Seller relating to the Business;

(m) all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or with third parties (including, without limitation, any non-disclosure or confidentiality, non-compete, or non-solicitation agreements entered into in connection with the Auction);

(n) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other Person to the extent relating to products sold, or services provided, to Seller or to the extent affecting any Acquired Assets, other than any warranties, representations and guarantees pertaining to any Excluded Assets;

(o) all sales and promotional materials, catalogues and advertising literature; and

(p) all equipment owned by Seller and utilized in connection with Seller’s shoestring potato business wherever located, other than such equipment located at Seller’s facility in Van Buren, Arkansas to the extent that substantially equivalent equipment is located at the Seller’s facility in Siloam Springs, Arkansas prior to Closing; provided, if Buyer desires to acquire any equipment owned by Seller and utilized in connection with Seller’s shoestring potato business located at Seller’s facility in Van Buren, Arkansas and desires to have such equipment relocated to Seller’s facility in Siloam Springs, Arkansas prior to Closing, then Buyer shall pay all costs and expenses in connection with such relocation.

2.2 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed an agreement to sell, transfer, assign or convey any of the Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under, and all obligations with respect to the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” shall consist of the following items, assets and properties (whether or not such assets are otherwise described in Section 2.1) as of the Closing:

(a) the corporate minute books (including, without limitation, stock certificates and corporate seal), Tax records, work papers and other files, documents, instruments, papers, books, reports and records of Seller (including in electronic format) as they pertain to the Excluded Assets and/or ownership, organization, qualification to do business or existence of Seller; provided that Buyer will have the right to make copies of any portion of such retained files, documents, instruments, papers, books, reports and records that relate solely to the Business or any of the Acquired Assets;

(b) the rights of Seller under this Agreement and the Ancillary Agreements and all Cash and non-Cash consideration payable or deliverable to Seller under this Agreement;

(c) Permits that are not transferable;

(d) (i) the Owned Real Property listed on Schedule 2.2(d) (the “Excluded Owned Real Property”), (ii) the other Seller assets listed on Schedule 2.2(d), (iii) all Accounts Receivable generated from Seller’s frozen vegetable operations at the Excluded Owned Real Property (the “Frozen Business”) located in Montezuma, Georgia (the “Montezuma Site”), (iv) the assets of Seller related to the Frozen Business, including plant, property and equipment (including spare parts, empty tote bins, pallets, and slip sheets), (v) all Inventory related to the Frozen Business (the “Montezuma Frozen Inventory”); provided, however, that the Montezuma Frozen Inventory shall not include any frozen Inventory used or to be used in connection with the Seller’s canning operations, and (vi) all paperwork, Permits, Contracts, instruments and other documentation required in connection with the Frozen Business;

(e) (i) all rights under or arising out of insurance policies not relating to the Acquired Assets, (ii) all insurance proceeds received in connection with such rights, (iii) all insurance proceeds received prior to the Closing in connection with casualty events (A) that are applied towards the DIP Financing or (B) involving Inventory, (iv) all business interruption insurance proceeds, and (v) all Excess Insurance Proceeds;

(f) all current and prior director and officer insurance policies of Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g) subject to Section 2.5, all Contracts that are not Assumed Contracts;

(h) all Cash;

(i) all bank accounts, checkbooks and cancelled checks of Seller;

(j) any causes of action, claims and demands of whatever nature arising from or in connection with the Business and operation of the Acquired Assets, in in each case relating to any period, or portion of any period, on or prior to the Closing Date;

(k) any Claim, right or interest in and to all (or the benefit of all to the extent not assignable) Tax refunds, rebates, abatements, credits and similar items of Seller relating to any period, or portion of any period, on or prior to the Closing Date or any Tax Return;

(l) all rights and claims of Seller for any action under the Bankruptcy Code, including avoidance actions available to Seller under Sections 544 through 553 of the Bankruptcy Code, of whatever kind or nature;

(m) all Employee Benefit Plans and all trust funds and Contracts related thereto; and

(n) all rights in or to assets leased by Seller (as lessee) except to the extent the liabilities and obligations under the associated lease are assumed by Seller and such lease is assigned to Buyer.

2.3 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall, effective at the time of the Closing, assume and agree to discharge and perform when due, the Liabilities of Seller (and only those Liabilities of Seller) which are enumerated in this Section 2.3 (the “Assumed Liabilities”).  The following Liabilities of Seller (and only the following Liabilities) shall constitute the Assumed Liabilities:

(a) all Cure Amounts due and owing under any Assumed Contracts;

(b) all of Seller’s Liabilities under the Assumed Contracts;

(c) current liabilities consisting of accounts payable to vendors (other than current liabilities to vendors arising from Seller’s operations at the Montezuma Site) that were incurred from and after the Petition Date through the Closing in connection with goods purchased by, and services provided to, Seller during such period; provided, however, that the aggregate amount of such current liabilities that shall be Assumed Liabilities pursuant to this Section 2.3 shall not exceed $1,000,000 (the “Post Petition Vendor Payables”); and for the avoidance of doubt, Seller shall remain solely responsible for all such current liabilities incurred or accrued in excess of $1,000,000;

(d) all Liabilities arising out of the operation or ownership of the Acquired Assets or the Business first arising during, and related to, any period following the Closing Date;

(e) those specific Liabilities of Seller (if any) identified on Schedule 2.3(e) attached hereto;

(f) all Tax liabilities relating to the Acquired Assets or the Business for a Tax period (or portion thereof) beginning on or after the Closing Date, but excluding all income Tax liabilities of Seller for any Tax period;

(g) ordinary accruals for earned and unpaid vacation days and sick days of the Transferred Employees that accrued in the Ordinary Course of Business through the Closing, provided, however, that the aggregate amount of such accruals that shall be Assumed Liabilities pursuant to this Section 2.3(g) shall not exceed the amount that would have been accrued for the Transferred Employees under Buyer’s vacation and sick leave policies for non-bargaining unit employees, had:  (i) the Transferred Employees been employed by Buyer rather than Seller before the Closing; (ii) their periods of service with and their compensation from Seller before Closing been with and from Buyer; and (iii) their use of vacation days and sick days before Closing been the same under Buyer’s policies as under Seller’s; and

(h) Assumed WARN Obligations.

2.4 Excluded Liabilities.  All Claims against Seller, and all Liabilities of Seller which are (x) enumerated below in this Section 2.4 or (y) not specifically assumed by Buyer pursuant to Section 2.3 are collectively referred to herein as the “Excluded Liabilities.” Buyer shall not assume, be deemed to have assumed, or otherwise be responsible or liable for, any of the Excluded Liabilities.  Notwithstanding Section 2.3, the following claims against, and liabilities of, Seller are Excluded Liabilities and shall not be assumed or discharged by Buyer:

(a) except as otherwise expressly provided in this Agreement with respect to Transaction Taxes, any and all Liabilities for Taxes of Seller or any of its Affiliates or any shareholder or equity owner of Seller or Affiliate or for which such Seller or Affiliate may be liable;

(b) any and all Liabilities for indebtedness of Seller with respect to borrowed money (other than obligations with respect to capitalized leases that are Assumed Contracts or other Acquired Assets);

(c) any pre-Closing litigation claim or assessment, breach of Contract (excluding Buyer’s obligation to pay the Cure Amounts with respect to the Assumed Contracts), tort, infringement, violation of Law of Seller or any of its Affiliates arising from any facts, events or circumstances arising on or prior to the Closing Date, in each case, of any kind or nature whatsoever and whether related to the Acquired Assets or the Business or otherwise and regardless of when commenced;

(d) any and all Liabilities (i) that are the subject of any dispute, litigation, arbitration, judgment, order, decree or other proceeding as of the Closing Date, (ii) with respect to periods prior to the Closing Date and are or could be asserted as a claim in litigation or arbitration after the Closing Date, or (iii) arising as a result of actions or omissions with respect to services provided to customers prior to the Closing (including, without limitation, all matters noticed or pending and scheduled on Schedule 4.14 and any such liabilities or obligations that otherwise would be Assumed Liabilities), except to the extent that any of the foregoing relates to any of the liabilities or obligations expressly enumerated in Section 2.3;

(e) any Liabilities of Seller arising out of the ownership or operation of an Excluded Asset, including, for the avoidance of doubt, any Liability with respect to those Contracts and Permits which constitute Excluded Assets;

(f) all Environmental Liabilities and Obligations, and all other Liabilities relating to any Laws in connection with any environmental, health or safety matters based on facts arising or existing prior to the Closing Date; provided, that nothing in this Agreement will (i) affect, release, nullify, or enjoin the enforcement of any liability to a Governmental Authority under Environmental Laws (or any associated liabilities for penalties, damages, cost recovery, or injunctive relief) that any entity would be subject to as the owner, lessor, lessee, or operator of the property after the Closing Date or (ii) in any way (x) diminish the obligation of any entity to comply with Environmental Laws, or (y) diminish the obligations of Seller to comply with Environmental Laws consistent with their rights and obligations as debtors in possession under the Bankruptcy Code;

(g) any Liability to any Person at any time employed or retained by Seller or any of its Affiliates at any time or to any such Person’s spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person’s employment by or retention with Seller or any of its Affiliates, whenever such claims mature or are asserted, including all Liabilities arising (i) under or with respect to the Employee Benefit Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing (including the WARN Act), immigration or naturalization laws (with the exception of the Assumed WARN Obligations), (iii) under any collective bargaining laws, agreements or arrangements, (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims, (v) for salary, wages, benefits, vacation, expenses or other compensation or remuneration, (vi) out of acts or omissions with respect to such individuals, including employee claims of wrongful discharge or discrimination, (vii) as severance or similar liabilities, (viii) under employment contracts or similar agreements or arrangements or (ix) in connection with termination or attempted termination of employment;

(h) any Liability of Seller or any of its Affiliates under Title IV of ERISA;

(i) any Liability of Seller or any of its Affiliates under COBRA;

(j) any pension or retirement Liability of Seller to its current or former employees which are accrued as of the Closing Date, whether or not under any Employee Plan;

(k) all Liabilities with respect to any costs and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred by or on behalf of Seller or any Affiliates of Seller in connection with the Bankruptcy Case or the transactions contemplated by this Agreement;

(l) all Liabilities (i) existing prior to the filing of the Bankruptcy Case that are subject to compromise under the Bankruptcy Case, other than the Cure Amounts and (ii) to the extent not otherwise expressly assumed herein, incurred subsequent to the filing of the Bankruptcy Case and prior to the Closing;

(m) obligations, liabilities or amounts payable to any security holder of Seller or any of its Affiliates; and

(n) all Liabilities relating to the failure to comply with any bulk sales Laws.

2.5 Assignment and Assumption of Contracts.

(a) Assignment and Assumption at Closing.

(i) Schedule 2.5(a) sets forth a list of all executory Contracts to which Seller is a party and which Buyer has designated to be included in the Acquired Assets (the “Assumed Contracts”), together with estimated Cure Amounts for each Assumed Contract.  From and after the date hereof until five (5) Business Days prior to the Sale Hearing, Buyer shall be entitled to make such additions and deletions to Schedule 2.5(a) by delivery of written notice to Seller.  Any such deleted Contract shall be deemed to no longer be an Assumed Contract and any such added Contract shall be deemed an Assumed Contract.  All Contracts of Seller that are not listed on Schedule 2.5(a) shall be “Rejected Contracts.”  Additionally, if Seller shall enter into any Contract after the Execution Date upon the express written consent of Buyer, then Buyer shall add such Contract to Schedule 2.5(a) as an Assumed Contract and Buyer shall not delete such Contract from Schedule 2.5(a) without the express written consent of Seller.

(ii) Seller shall provide timely and proper written notice of the procedures for the assumption and assignment of Contracts to parties to all Contracts and take all other actions necessary to cause all Assumed Contracts to be assumed by Seller and assigned to Buyer, and all Rejected Contracts to be rejected by Seller, pursuant to Section 365 of the Bankruptcy Code, provided that the only Contracts to be actually assumed and assigned to Buyer at Closing will be the Assumed Contracts.  Buyer shall, at or prior to Closing, comply with all requirements under Section 365 necessary to assign to Buyer the Assumed Contracts (including, without limitation, by providing “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code)).

(iii) At Closing, (x) Seller shall, pursuant to the Sale Order and the Assignment and Assumption Agreement(s), assume and assign to Buyer (the consideration for which is included in the Purchase Price) each of the Assumed Contracts that are capable of being assumed and assigned and (y) Buyer shall pay promptly all Cure Amounts (if any) in connection with such assumption and assignment (as agreed to among Buyer and Seller or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assumed Contracts, pursuant to the Assignment and Assumption Agreement(s).

(b) Previously Omitted Contracts.

(i) If it is discovered that a Contract should have been listed on Schedule 4.5 but was not listed on Schedule 4.5 (any such Contract, a “Previously Omitted Contract”), Seller shall, immediately following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), (x) notify Buyer of such Previously Omitted Contract and all Cure Amounts (if any) for such Previously Omitted Contract, and (y) if requested by Buyer, file a motion with the Bankruptcy Court on notice to the counterparties to such Previously Omitted Contract seeking entry of an order (the “Omitted Contract Order”) fixing the Cure Amounts and approving the assumption and assignment of such Previously Omitted Contract in accordance with this Section 2.5(b) (provided that no Previously Omitted Contract shall be assumed and assigned unless such Previously Omitted Contract shall be designated by Buyer as “Assumed” in accordance with Section 2.5(a)(i)).

(ii) For purposes of the application of this Section 2.5, each Previously Omitted Contract so designated as “Assumed” by Buyer shall be an Assumed Contract, and each Previously Omitted Contract so designated as “Rejected” shall be a Rejected Contract.  Each Previously Omitted Contract shall then be treated in accordance with the provisions of this Section 2.5 with respect to Assumed Contracts and Rejected Contracts.

(c) Non-Assignment of Contracts and Permits.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract or any Permit, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempt at assignment or transfer thereof, without the consent or approval of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder.  In such event, Seller and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Assumed Contract or Permit or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request; provided, however, that Seller will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.  If, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code such Necessary Consent (not including any approval under the HSR Act, if applicable) is not obtained, neither Seller nor Buyer shall be in breach of this Agreement nor shall the Purchase Price be adjusted nor (but subject to Buyer’s termination right set forth in Section 11.1(d)(iii)) shall the Closing be delayed in respect of the Assumed Contracts or the Permits; provided, however, if the Closing occurs, then, from and after the Closing, Seller shall cooperate with Buyer in any reasonable arrangement Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Assumed Contract or applicable Permit, including enforcement for the benefit of Buyer of any and all rights of Seller against any party to the applicable Assumed Contract or applicable Permit arising out of the breach or cancellation thereof by such party; provided, however, to the extent that any such arrangement has been made to provide Buyer with the benefits of, or under, the applicable Assumed Contract or applicable Permit, from and after Closing, Buyer shall be responsible for, and shall promptly pay, (x) all costs and expenses of Seller to establish, implement, monitor, maintain, execute on, or carry into effect any such arrangement (including any costs and expenses incurred in connection with enforcing rights under any such Assumed Contract or Permit), and (y) all payment and other obligations under such Assumed Contract or Permit (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Assumed Contract or Permit had been assigned or transferred at Closing with respect to Assumed Contracts and Permits, and at such applicable later date specified in this Section 2.5 with respect to any additional Assumed Contracts.  Anything in this Agreement to the contrary notwithstanding, the obligation of Seller to cooperate with Buyer set forth in this Section 2.5(c) shall (i) not require Seller to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Assumed Contract or Permit and (ii) terminate upon the closing of the Bankruptcy Case.  Any assignment to Buyer of any Assumed Contract or Permit that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

ARTICLE 3

CONSIDERATION

3.1 Deposit.  Simultaneously with the execution and delivery by the parties of this Agreement, Seller and Buyer shall execute an escrow agreement, substantially in the form of Exhibit A hereto (with such changes as may be reasonably required by the Escrow Agent, the “Deposit Escrow Agreement”), with the Escrow Agent, pursuant to which Buyer shall deposit with the Escrow Agent an amount equal to $7,500,000 (the “Deposit”) by wire transfer of immediately available funds, to be applied as provided in the following two sentences.  The Deposit shall be retained by Seller in the following two circumstances:  (i) at the Closing, at which time the Deposit shall be credited against the Cash Purchase Price; or (ii) pursuant to Section 11.2.  Except as described in the previous sentence, the Deposit shall be returned to Buyer after termination of this Agreement.  Notwithstanding the provisions of the Deposit Escrow Agreement, Seller shall be responsible to pay fees of the Escrow Agent and the reasonable attorney’s fees, disbursements and expenses of Escrow Agent, in each case in connection with the Deposit Escrow Agreement.

3.2 Other Escrow Funds.  At Closing, Seller and Buyer shall execute an escrow agreement, substantially in the form of Exhibit B hereto (with such changes as may be reasonably required by the Escrow Agent, the “503(b)(9) Escrow Agreement”), with the Escrow Agent, pursuant to which Buyer shall deposit with the Escrow Agent an amount equal to $4,800,000 (the “503(b)(9) Escrow Fund”) by wire transfer of immediately available funds.  Also at Closing, Seller and Buyer shall execute an escrow agreement, substantially in the form of Exhibit C hereto (with such changes as may be reasonably required by the Escrow Agent, the “Purchase Price Escrow Agreement”), with the Escrow Agent, pursuant to which Buyer shall deposit with the Escrow Agent an amount equal to 7.5% of the Estimated Cash Purchase Price (the “Purchase Price Escrow Fund”) by wire transfer of immediately available funds.  The 503(b)(9) Escrow Fund shall be released by Escrow Agent to Seller only in accordance with the 503(b)(9) Escrow Agreement and used to pay any administrative claims allowed pursuant to Section 503(b)(9) of the Bankruptcy Code.  On the eighteen (18) month anniversary date of the Closing, the balance of the 503(b)(9) Escrow Fund, if any, shall be released one-half to Buyer and one half to Seller.  The Purchase Price Escrow Fund shall be released by the Escrow Agent only in accordance with this Agreement and the Purchase Price Escrow Agreement.

3.3 Purchase Price.  In consideration of the sale of the Business and the Acquired Assets to Buyer, and upon the terms and subject to the conditions set forth herein, the purchase price (the “Purchase Price”) for the Business and the Acquired Assets shall be: (a) $148,000,000 (the “Cash Purchase Price”), plus (b) assumption of the Assumed Liabilities; provided, however, that the Cash Purchase Price shall be reduced on a dollar for dollar basis for any insurance proceeds received prior to Closing, other than Excess Insurance Proceeds, in connection with casualty events involving tangible Acquired Assets (other than Inventory) to the extent such proceeds are applied towards the DIP Financing and permanently reduce the First Priority Obligations.

3.4 Purchase Price Adjustment.

(a) Pre-Closing Estimate.  Seller shall prepare and deliver to Buyer at least five (5) Business Days prior to Closing a certificate setting forth the estimated Net Working Capital (for the avoidance of doubt, excluding the Excluded Assets and Excluded Liabilities) as of 11:59 P.M. on the Business Day immediately preceding the Closing Date, calculated in accordance with this Agreement and in accordance with the Form Net Working Capital Statement (the “Estimated Net Working Capital”), together with detailed calculations used by Seller and copies of all working papers and supporting materials with respect thereto.  The Estimated Net Working Capital shall be prepared by Seller using GAAP, consistently applied, and the same accounting principles, procedures, policies and methods that were used to prepare the Financial Statements; provided, however, that (i) Inventory shall in no event be valued at amounts in excess of the Inventory values set forth in the document created as Section 18.1 of the Intralinks, Inc. virtual data room established in connection with the transactions contemplated herein (relating to inventory detail as of September 21, 2013), as such document was posted in such data room as of December 13, 2013; (ii) amounts of Inventory for beets, carrots, potatoes and dry beans that are not USDA extra standard or better shall not exceed $2,500,000 in the aggregate, amounts of Inventory for corn, beans and peas that are not USDA extra standard or better shall not exceed $4,600,000 in the aggregate and all other Inventory that is not USDA extra standard or better shall be valued at zero; (iii) the maximum value attributed to the portion of Inventory other than raw products and finished goods shall in no event exceed $16,000,000; and (iv) amounts of Inventory at Closing shall be calculated based on the results of the Physical Inventory, as adjusted to reflect transactions occurring between the date of the Physical Inventory and Closing.  Seller shall give Buyer access to all working papers and supporting materials in order to confirm the Estimated Net Working Capital.  The Seller’s Estimated Net Working Capital calculation shall be utilized for Closing purposes (subject to adjustment after Closing as provided below in this Section 3.4), except to the extent Buyer’s review of such calculation identifies manifest errors in Seller’s calculation, in which event Seller’s calculation shall be modified to correct such manifest errors, and such revised calculation shall be used as the Estimated Net Working Capital for Closing purposes (subject to adjustment after Closing as provided below in this Section 3.4).  The Cash Purchase Price payable at Closing shall be (i) increased on a dollar for dollar basis by the amount, if any, by which the amount that is the Estimated Net Working Capital is greater than the amount of the Target Net Working Capital or (ii) reduced on a dollar for dollar basis by the amount, if any, by which the amount that is the Estimated Net Working Capital is less than amount of the Target Net Working Capital (the “Estimated Cash Purchase Price”).

(b) Post-Closing Estimates.  Within twenty (20) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of the Net Working Capital (for the avoidance of doubt, excluding the Excluded Assets and Excluded Liabilities) as of 11:59 P.M. on the Business Day immediately preceding the Closing Date, calculated in accordance with this Agreement and in accordance with the Form Net Working Capital Statement (the “Closing Net Working Capital”), together with detailed calculations used by Buyer and copies of all working papers and supporting materials with respect thereto.  Seller shall have fifteen (15) days following its receipt of the Closing Statement and the supporting detail (the “Review Period”) to review the same.  On or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement accepting or objecting to the Closing Statement (the “Closing Statement Response Notice”).

(c) Disputes.  In the event that Seller objects to all or any portion of the Closing Statement within the Review Period, Buyer and Seller shall promptly meet and in good faith attempt to resolve such objections.  Any such objections which cannot be resolved between Buyer and Seller within fifteen (15) days following Buyer’s receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 3.4(c).  Should Seller and Buyer not be able to resolve such objections set forth in the Closing Statement Response Notice within the fifteen (15) day period described above, either party may submit the matter to an accounting firm mutually acceptable to Buyer and Seller (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement, including making the calculations in accordance with the definition of “Net Working Capital” as set forth in this Agreement.  The Accounting Referee shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Closing Statement Response Notice, and all determinations shall be based solely on the presentations of Buyer and Seller and their respective representatives, and not by independent review.  In resolving any disputed item, the Accounting Referee: (i) shall be bound by the principles set forth in this Section 3.4 and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Accounting Referee shall deliver a statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal.  The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee.  The fees and costs of the Accounting Referee, if one is required, shall be payable by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amounts actually contested by Buyer and Seller, as determined by the Accounting Referee.

(d) Determinations; Adjustments.  If the Closing Net Working Capital as finally determined pursuant to this Section 3.4 is greater than the Estimated Net Working Capital, Buyer shall pay to Seller the amount of such excess in accordance with Section 3.4(e).  If the Closing Net Working Capital as finally determined pursuant to this Section 3.4 is less than the Estimated Net Working Capital, Seller shall pay Buyer the amount of such shortfall in accordance with Section 3.4(e).

(e) Payments.  The amount (if any) owed to Seller, on the one hand, or to Buyer, on the other hand, pursuant to Section 3.4(d) above shall be referred to as the “Final Closing Adjustment.”  In the event that the Final Closing Adjustment is owed to Buyer (the “Buyer Final Closing Adjustment”), then an amount in cash equal to the Buyer Final Closing Adjustment shall be paid to Buyer as follows: (i) first, by the payment to Buyer of the Purchase Price Escrow Fund up to the amount of the Buyer Final Closing Adjustment; and (ii) the balance of the Buyer Final Closing Adjustment, if any, still owing after payment to Buyer pursuant to preceding clause (i), by Seller’s payment to Buyer of such balance.  Any amount of the Purchase Price Escrow Fund, if any, remaining after payment to Buyer pursuant to the immediately preceding sentence shall be paid to Seller.  In the event that any portion of the Buyer Final Closing Adjustment is to be paid by Seller to Buyer pursuant to the above provisions of this Section 3.4(e), Buyer’s right to receive such payment shall be shall be a super-priority administrative expense priority obligation under Section 364(c)(1) of the Bankruptcy Code with priority over all expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject to any super-priority Claims of Seller’s post-petition lenders and the Carve-Out.  In the event the Final Closing Adjustment is owed to Seller (the “Seller Final Closing Adjustment”), Buyer shall pay to Seller an amount in cash equal to the Seller Final Closing Adjustment and the entire Purchase Price Escrow Fund shall be delivered to Seller.  Any payment required under this Section 3.4(e) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment.

3.5 Allocation of Purchase Price.

(a) Within 120 days after the Closing Date, Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating, for tax purposes, the Purchase Price and any other items that are treated as additional purchase price for tax purposes among the Acquired Assets.  The Allocation Statement shall be subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed.  The Allocation Statement shall be reasonable and prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b) The parties to this Agreement hereby agree to (i) be bound by the Allocation Statement after Seller shall have approved it in writing, (ii) act in accordance with the Allocation Statement in connection with the preparation, filing and audit of any Tax Return (including, without limitation, in the filing of IRS Form 8594 and any other corresponding Tax forms), and (iii) take no position inconsistent with the Allocation Statement for any Tax purpose (including, without limitation, in any audit, judicial or administrative proceeding).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1 Organization; Subsidiaries.  Seller is duly organized, validly existing and in good standing under the Laws of the State of Arkansas and has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business in the manner in which its business is currently being conducted.  Except as a result of the commencement of the Bankruptcy Case, Seller is qualified to do business and is in good standing in all jurisdictions where it owns or leases real property in connection with the operation of the Business or otherwise conducts the Business, except where the failure to so qualify or to so be in good standing would not have a Material Adverse Effect.  Seller has no subsidiaries and does not, directly or indirectly, own any interest in any other corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity.

4.2 Authorization of Agreement.  Subject to entry of the Sale Order and authorization as is required by the Bankruptcy Court:

(a) Seller has, or at the time of execution will have, all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Seller is or will become a party and to perform its obligations hereunder and thereunder;

(b) the execution and delivery of this Agreement and each Ancillary Agreement to which Seller is or will become a party and the performance of Seller’s obligations hereunder and thereunder (including, without limitation, the consummation of the transactions contemplated by this Agreement) have been, or at the time of execution will be, duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings (shareholder or otherwise) on the part of Seller are or will be necessary to authorize such execution, delivery and performance; and

(c) this Agreement and each Ancillary Agreement to which Seller is or will become a party have been, or when executed will be, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Ancillary Agreement to which Seller is or will become a party constitutes, or will constitute, when executed and delivered, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a) and subject to obtaining the approval of the Bankruptcy Court, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is or will become a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Seller with any of the provisions hereof and thereof do not, or will not, result in the creation of any Lien upon the Acquired Assets and do not, or will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provisions of:

(i) Seller’s articles of incorporation and by-laws;

(ii) subject to entry of the Bid Procedures Order and the Sale Order, any Order of any Governmental Authority applicable to Seller or any of the properties or assets of Seller as of the date hereof; or

(iii) subject to entry of the Bid Procedures Order and the Sale Order, any applicable Law; provided, in the case of clauses (ii) and (iii), as would not (x) materially and adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements on a timely basis or (y) otherwise have a Material Adverse Effect.

(b) Subject to entry of the Bid Procedures Order and the Sale Order, no consent, waiver, approval, order, Permit or authorization of, or declaration, filing or registration with, or notification to, any Governmental Authority is required on the part of Seller in connection with the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement to which it is or will become a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation by Seller of the transactions contemplated hereby or thereby, or the assignment or conveyance by Seller of the Acquired Assets, except (i) as set forth on Schedule 4.3(b) (such consent, waiver, approval, order, Permit or authorization of, or declaration, filing or registration with, or notification to any Governmental Authority listed on Schedule 4.3(b) are referred to as “Seller Regulatory Approvals”), (ii) according to the pre-merger notification and waiting period requirements of the HSR Act, (iii) where failure to obtain such consent, waiver, approval, order, Permit, authorization or action, or to make such filing, declaration, registration or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements, or (iv) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

4.4 Title to and Use of Acquired Assets.  Seller owns, leases or has the legal right to use all the Acquired Assets, and Buyer will (subject to Section 2.5(c)) be vested, to the maximum extent permitted by Sections 363 and 365 of the Bankruptcy Code, with good and valid title to the Acquired Assets free and clear of all Liens, Claims, Interests and Encumbrances, as set forth in the Sale Order, other than Assumed Liabilities and Permitted Liens.  The Acquired Assets transferred to Buyer at Closing shall be sufficient for Buyer to conduct the Business after Closing in substantially the same manner as conducted by Seller on the Petition Date, except to the extent that Seller’s ability to operate the Business after Closing may be affected as a result of Buyer not assuming the Rejected Contracts.

4.5 Contracts.  Schedule 4.5 sets forth a complete list, as of the date hereof, of all material Contracts to which Seller is a party and that are used in or related to the Business or the Acquired Assets (the “Existing Contracts”), and each of the Existing Contracts is in full force and effect and is a valid and binding obligation as to the Seller and, to the knowledge of Seller, the other parties thereto, unamended by oral or written agreement.

4.6 Real Property.

(a) All Owned Real Property other than any Owned Real Property listed as an Excluded Asset  is referred to as the “Transferred Owned Real Property”.  Schedule 4.6(a) sets forth the street address and/or tax map parcel number of all land included in the Transferred Owned Real Property.  Seller has made available to Buyer, to the extent same are in the possession or control of Seller, correct and complete copies of (i) all deeds, existing title insurance policies and surveys of or pertaining to the Transferred Owned Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any encumbrances on any Transferred Owned Real Property.

(b) Schedule 4.6(b) lists all real estate leased by Seller as a lessee, sub-lessee, or assignee and covered by an Assumed Contract (the “Transferred Leased Real Property”, and together with the Transferred Owned Real Property, the “Real Property”).

4.7 Intellectual Property.

(a) Except as set forth on Schedule 4.7(a)(i), (i) with respect to any Intellectual Property owned by Seller (as opposed to Intellectual Property of which Seller is a licensee) and included in the Acquired Assets, Seller has all right, title and interest to all such Intellectual Property, without any conflict known to Seller with the rights of others, except as would not have a Material Adverse Effect, (ii) no Person other than Seller has the right to use the Intellectual Property owned by Seller and included in the Acquired Assets, (iii) Seller has the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in the Business that is owned by a party other than Seller and included in the Acquired Assets, and (iv) Seller has all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof that are reasonably necessary for the operation of the Business.  Schedule 4.7(a)(ii) sets forth a complete list, as of the date hereof, of all registered and applied for Intellectual Property owned by Seller (whether registered or pending with the United States Patent and Trademark Office, Foreign Intellectual Property Office, the United States Copyright Office or otherwise).  All Intellectual Property Licenses are included in Schedule 4.5.

(b) Except as set forth in Schedule 4.7(b), the execution and delivery of this Agreement does not conflict with, alter or impair any Intellectual Property License that is included in the Acquired Assets or result in any violation of, or default (with or without notice or lapse of time, or both) under, or any right of termination, cancellation or acceleration of any Intellectual Property License right or obligation, or the loss or encumbrance of any Intellectual Property License or benefit related thereto, or result in the creation of any license or Lien, Claim, Interest or Encumbrance on any Intellectual Property License.

4.8 Permits.  Schedule 4.8(i) sets forth a complete list, as of the date hereof, of all material Permits issued to Seller for the operation of the Business.  Schedule 4.8(ii) sets forth a complete list, as of the date hereof, of all material Permits applied for by Seller or the issuance of which to Seller is pending.  Except as set forth in Schedule 4.8(iii), Seller holds all Permits necessary to carry on the Business as currently conducted by it or to own or lease any of its property or assets utilized by it as such property or assets are currently owned, leased or utilized, except to the extent that the failure to hold such Permits (individually or in the aggregate) is not likely to be material to the Business.  Except as set forth in Schedule 4.8(iv), to the knowledge of Seller, Seller is not in material default or breach of any Permit and no material proceeding is pending or threatened to revoke or limit any Permit.

4.9 Employee Benefit Plans.  Schedule 4.9 sets forth a list of each written Employee Benefit Plan.  To the knowledge of Seller, neither Seller nor any ERISA Affiliate has maintained, sponsored, or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA within the last six years or, in any way, directly or indirectly, has any liability with respect to such a plan.  To the knowledge of Seller, all Employee Benefit Plans are being administered in compliance, in all material respects, with, where applicable, ERISA and the Code, and the regulations promulgated thereunder.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter upon which Seller may rely, or has pending or has time remaining in which to file an application for such determination from the United States Internal Revenue Service.

4.10 Labor Matters.

(a) Seller is not (i) a party to any labor or collective bargaining agreement, or (ii) currently negotiating any such agreement.  As related to Seller, (i) to the knowledge of Seller, no labor organization or group of employees has made a pending demand for recognition or certification, (ii) there are no existing organization drives and (iii) there are and have been no representation or certification proceedings, or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or, to the knowledge of Seller, threatened to be brought, within the past three (3) years.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending, or to the knowledge of Seller, threatened against or involving Seller or the Business, nor has any strike, slowdown or work stoppage occurred or, to the knowledge of Seller, been threatened within three (3) years prior to the date hereof or (ii) material unfair labor practice charges, grievances, arbitrations or complaints pending or, to the knowledge of Seller, threatened by or on behalf of any employee or group of employees.

4.11 Environmental Matters.  Except as would not have a Material Adverse Effect or as set forth on Schedule 4.11, (a) with respect to the Real Property, Seller is not the subject of any outstanding Order with any Governmental Authority nor has Seller received any written notice, complaint or inquiry from such entities respecting (i) Environmental Laws or (ii) a Remedial Action, (b) there is no investigation, action or proceeding pending, or, to the knowledge of Seller, threatened that could reasonably be expected to result in Seller incurring any material liability pursuant to any applicable Environmental Law in connection with the Real Property, (c) Seller has not caused or allowed the Release in violation of Environmental Law of Hazardous Materials at, on or under the Real Property, and (d) Seller maintains and has complied with all Permits which are required under or pursuant to Environmental Laws for the operation of the Real Property.  Seller has delivered or made available to Buyer copies of all material reports, assessments or tests with respect to compliance of the Real Property with any Environmental Laws or the presence of Hazardous Material which are in Seller’s possession, custody or control, including but not limited to the following records, to the extent they exist and are in Seller’s possession, control or custody: (i) final reports concerning the removal of underground storage tanks from the Real Property and Remedial Actions, if any, conducted to address Releases from the underground storage tanks at issue; (ii) correspondence from Governmental Authorities informing Seller that no further action is required to address Releases which have been the subject of Remedial Action conducted by or on behalf of Seller; (iii) the most recent final Phase I Environmental Site Assessment reports for each Real Property; and (iv) inventories of asbestos and asbestos-containing materials, if any, for the Real Property.

4.12 Insurance.  Seller maintains the insurance policies set forth on Schedule 4.12, which Schedule sets forth all insurance policies covering the property, assets, Employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage).  Such policies are in full force and effect and Seller has paid all premiums on such policies due and payable prior to the Execution Date.

4.13 No Brokers or Finders.  Except Lazard, no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by, or acting on behalf of, Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fees or other commissions as a result of this Agreement or such transactions for which Buyer will be responsible.

4.14 Litigation; Proceedings.  Except for the Bankruptcy Case and any and all Actions arising therefrom or related thereto, and except as set forth in Schedule 4.14, there is no Action pending or, to the knowledge of Seller, threatened by or against Seller that involves or relates to any of the transactions contemplated by this Agreement or affect any of the Acquired Assets or the Business.

4.15 Compliance with Laws.  Except as set forth on Schedule 4.15(i) and as would not materially adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, Seller (a) has complied with, is in compliance with and has operated the Business in compliance with all applicable Laws and Permits, and (b) holds all material Permits.  Except as set forth on Schedule 4.15(ii), Seller has not received any written notice or other written communication from any Governmental Authority or other Person (i) asserting any violation of, or failure to comply with, any requirement of any Law or Permit or (ii) notifying Seller of the non-renewal, revocation or withdrawal of any Permit.

4.16 Inventories. Except as set forth on Schedule 4.16, (a) that portion of the inventory which consists of food products complies in all material respects with all applicable Laws, including, without limitation, all such laws and regulations relating to the wholesomeness of food for human consumption, and (b) the condition of the premises and equipment in or with which any such food products inventory has been stored or processed complies in all material respects with all applicable Laws, including applicable Laws concerning cleanliness and sanitation.

4.17 Affiliate Transactions.  Except as set forth in Schedule 4.17 and to the knowledge of Seller, there are no material written Contracts or material oral agreements between Seller and any shareholder or Affiliate of Seller which are necessary to conduct the Business after Closing in substantially the same manner as conducted by Seller on the Petition Date.

4.18 Warranties Are Exclusive.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON AUTHORIZED BY SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR OPERATIONS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS AFTER GIVING EFFECT TO THE TERMS CONTAINED HEREIN.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Corporate Organization.  Buyer is duly organized, validly existing and in good standing under the Laws of the State of New York and has all necessary power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its business is currently conducted.  Buyer is qualified to do business and is in good standing in all jurisdictions where it owns or leases real property in connection with the operation of its business or otherwise conducts its business, except where the failure to so qualify or to so be in good standing would not have a Buyer Material Adverse Effect.

5.2 Authorization and Validity.

(a) Buyer has, or at the time of Buyer’s execution will have, all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is or will become a party and to perform its obligations hereunder and thereunder;

(b) the execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is or will become a party and the performance of Buyer’s obligations hereunder and thereunder (including, without limitation, the consummation of the transactions contemplated by this Agreement) have been, or at the time of execution will be, duly authorized by all necessary action on the part of Buyer, and no other proceedings on the part of Buyer are or will be necessary to authorize such execution, delivery and performance; and

(c) this Agreement and each Ancillary Agreement to which Buyer is or will become a party have been, or when executed will be, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Ancillary Agreement to which Buyer is or will become a party constitutes, or will constitute, when executed and delivered, Buyer’s valid and binding obligations, enforceable against Buyer in accordance with their respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is or will become a party, the consummation by Buyer of the transactions contemplated hereby and thereby, or compliance by Buyer with any of the provisions hereof and thereof do not or will not (i) violate or conflict with any provision of the organizational documents of Buyer, (ii) violate any provision of applicable Law, or any Order applicable to Buyer or (iii) violate or result in a breach of or constitute (with or without notice or lapse of time, or both) an event of default or default under any Contract or permit to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s properties or assets are subject, in each case, other than any violation, conflict, breach, event of default or default that would not reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement on a timely basis.

(b) Subject to entry of the Sale Order, no consent, waiver, approval, order, permit or authorization of, or declaration, filing or registration with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which it is or will become a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation by Buyer of the transactions contemplated hereby or thereby, or assumption by Buyer of the Assumed Liabilities, except (i) as set forth on Schedule 5.3(b) (such consent, waiver, approval, order, permit or authorization of, or declaration, filing or registration with, or notification to any Governmental Authority listed on Schedule 5.3(b) are referred to as “Buyer Regulatory Approvals,” and together with the Seller Regulatory Approvals, the “Regulatory Approvals”), (ii) according to the pre-merger notification and waiting period requirements of the HSR Act, or (iii) where failure to obtain such consent, waiver, approval, order, permit, authorization or action, or to make such filing, declaration, registration or notification, would not prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.4 Financing. Buyer currently has, and on the Closing Date will have, sufficient immediately available funds in such amount as is required to pay the full Purchase Price and to make all other payments required by the terms hereof to consummate the transactions contemplated hereunder on the terms set forth herein and otherwise to perform all of Buyer’s obligations under this Agreement.

5.5 No Brokers or Finders.  Except Miller Buckfire & Co., LLC and Stifel Financial Corp., no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by, or acting on behalf of, Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fees or other commissions as a result of this Agreement or such transactions for which Seller will be responsible.

5.6 Litigation.  There is no Action that is pending or, to Buyer’s knowledge, threatened in any court, whether at Law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority, that would materially adversely affect Buyer’s ability to perform its obligations under this Agreement on a timely basis.

5.7 No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 5, neither Buyer nor any other Person authorized by Buyer makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

6.1 Pre-Closing Covenants of Seller.  Seller covenants to Buyer that, during the period from and including the Execution Date through and including the Closing Date or the earlier termination of this Agreement in accordance with the provisions of ARTICLE 11:

(a) Cooperation.  Seller shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things reasonably necessary or proper, consistent with applicable Law, the Budget and the orders of the Bankruptcy Court to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.1(a) shall be deemed to supersede the limitations on cooperation set forth in Section 2.5(c).

(b) Access to Records and Properties.  Seller shall (i) provide Buyer and its Related Persons reasonable access upon reasonable notice to the facilities, offices and personnel of Seller and to the books and records of Seller, related to the Business or the Acquired Assets or otherwise reasonably requested by Buyer if reasonably necessary to comply with the terms of this Agreement or the Ancillary Agreements or any applicable Law, including access to perform non-invasive field examinations and ordinary course inspections of the Business’ or the Acquired Assets’ inventories, facilities and equipment (specifically excluding subsurface investigations) and providing all information reasonably requested by Buyer with respect to any Contract, (ii)  from and after the date the Bid Procedures Order is issued by the Bankruptcy Court, permit Buyer to contact the manufacturers, suppliers, contractors, licensors, customers and others having business relations with the Business and, as reasonably requested by Buyer from time to time, use reasonable efforts to facilitate such contacts by Buyer, provided, that Buyer shall (A) provide Seller reasonable advance notice of, and the opportunity to participate with Buyer, regarding any contacts that relate to the Business or the Acquired Assets with the Persons specified on Schedule 6.1(b), provided, however, that Seller representatives who may participate in such meetings shall be limited to managers of Seller responsible for Seller’s relationship with the applicable Person listed on Schedule 6.1(b) or a representative of Alvarez & Marsal, and shall in no event include current or former officers of Seller who are members of the Allens family, (B) use reasonable efforts to provide Seller with reasonable advance notice of any contacts that relate to the Business or the Acquired Assets with other Persons and (C) keep and provide to Seller, on a weekly basis, a log listing the date and participants of any such contact involving any discussions of substance relating to the Business or the Acquired Assets engaged in by a Buyer representative who has a title of Vice President of Sales or more senior title, (iii) furnish Buyer with such financial and operating data and other information with respect to the condition (financial or otherwise), businesses, assets, properties, prospects or operations of Seller as Buyer shall reasonably request, and (iv) permit Buyer to make such reasonable inspections and copies thereof as Buyer may require; provided, however, Buyer shall use reasonable efforts to prevent any such inspection from unreasonably interfering with the operation of the Business or the duties of any employee of Seller.

(c) Conduct of Business Prior to Closing. Except as expressly contemplated by this Agreement or disclosed on Schedule 6.1(c), except to the extent expressly required under the Bankruptcy Code or other applicable Law or any ruling or order of the Bankruptcy Court and/or except to the extent waived by Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, delayed or denied), Seller shall ensure that:

(i) Seller shall not, directly or indirectly, sell or otherwise transfer or dispose, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer or dispose of any of the Acquired Assets other than in the Ordinary Course of Business and in no event shall Seller sell any Inventory below Seller’s actual cost of such Inventory other than Inventory constituting liquidation items sold in the Ordinary Course of Business;

(ii) Seller shall not, directly or indirectly, permit, offer, agree or commit to permit, any of the Acquired Assets to become subject, directly or indirectly, to any Lien, Claim, Interest or Encumbrance, except for Permitted Liens;

(iii) Seller shall not enter into new, or renew any existing, Contracts having a term of one year or greater (as renewed, as applicable) or that may require Seller to incur potential aggregate liabilities of $250,000 or greater per annum;

(iv) Seller shall not, directly or indirectly, make any promise or representation to (x) increase the annual level of compensation payable or to become payable by Seller to any of its directors, managers, members, officers or Employees, (y) grant, establish or modify any targets, goals, pools or similar provisions in respect of, any bonus, benefit or other direct or indirect compensation to or for any director, manager, member, officer or Employee or (z) enter into any employment, deferred compensation, severance, consulting, non-competition, non-solicitation or similar agreement (or amend any such current agreement) to which Seller is a party or involving a director, manager, member, officer or Employee of Seller, except, in each case, as required by Law, as required by any plans, programs or agreements existing on the Execution Date and disclosed on Schedule 4.9, or other ordinary increases consistent with the past practices of Seller;

(v) Seller shall use commercially reasonable efforts to maintain in full force and effect each material Permit held by Seller as of the Execution Date or otherwise obtained by Seller prior to the Closing, and shall use commercially reasonable efforts to comply with the terms of each such Permit and not permit any such Permit to terminate, expire or lapse.

(vi) Seller shall maintain the Acquired Assets in their current condition, ordinary wear and tear excepted;

(vii) Seller shall take reasonable actions to defend and protect the Acquired Assets from infringement or usurpation;

(viii) Seller shall comply with applicable Laws, including Environmental Laws, other than with respect to the failure of such compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(ix) Seller shall not move any Inventory which is not currently located at the Montezuma Site to the Montezuma Site.

(d) Notice of Certain Events.  Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, any event that would reasonably be expected to cause any of the conditions set forth in Section 9.2 not to be fulfilled by the Termination Date.

(e) Shoestring Potato Business.  To the extent provided for in the Budget or to the extent paid for using Shoestring Insurance Proceeds, prior to Closing, at Seller’s facility in Siloam Springs, Arkansas, Seller shall use commercially reasonable efforts to install new equipment (the “Replacement Equipment”) for utilization in connection with Seller’s shoestring potato business, which Replacement Equipment shall be substantially equivalent to the equipment located at Seller’s facility in Van Buren, Arkansas (as such equipment existed prior to its destruction by fire); provided, that, if Seller shall not have completed the installation of the Replacement Equipment at Seller’s facility in Siloam Springs, Arkansas as of the Closing, then that portion of the Excess Insurance Proceeds that are required to complete such installation shall be delivered by Seller to Buyer.

6.2 Pre-Closing Covenants of Buyer.  Buyer covenants to Seller that, during the period from the Execution Date through and including the Closing or the earlier termination of this Agreement in accordance with the provisions of ARTICLE 11:

(a) Cooperation.  Buyer shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things reasonably necessary or proper, consistent with applicable Law, to consummate and make effective as soon as possible the transactions contemplated by this Agreement.

(b) Adequate Assurance Regarding Assumed Contracts and Required Orders.  Buyer agrees that it will cooperate as reasonably requested by Seller to assist in establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code with regard to the Assumed Contracts.  Buyer shall take such actions as may be reasonably requested by Seller to assist Seller in obtaining the Bankruptcy Court’s entry of the Sale Order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) Financing.  Buyer shall ensure that, on the Closing Date, Buyer will have sufficient funds to pay in full all of the Cure Amounts with respect to the Assumed Contracts that are assumed and assigned to Buyer pursuant to Section 2.5(a). In addition, Buyer shall ensure that, on the Closing Date, Buyer will have sufficient funds to pay in full the Purchase Price.

(d) Permits.  Buyer shall use reasonable efforts to obtain or consummate the transfer to Buyer of any Permit required to own or operate the Acquired Assets under applicable Laws.

(e) Notice of Certain Events.  Buyer shall promptly notify Seller of, and furnish Seller any information Seller may reasonably request with respect to, any event that would reasonably be expected to cause any of the conditions set forth in Section 9.1 not to be fulfilled by the Termination Date.

6.3 Other Covenants of Seller and Buyer.

(a) Disclosure Schedules and Supplements.  From time to time prior to the Closing Date, Seller may supplement or amend the disclosure schedules (the “Schedules”) to this Agreement with respect to any matter.  Each such supplement or amendment shall include reasonable supporting information, to the extent reasonably available to Seller.  Unless Buyer delivers a notice of termination with respect to such matter as contemplated by Section 11.1(d)(i) (to the extent Buyer is entitled to deliver such notice pursuant to Section 11.1(d)(i), based on a determination that the matters referenced in such supplement or amendment, when combined with any other breaches of Seller’s representations, warranties or covenants contained in this Agreement, including any disclosed in any other supplements or amendments previously delivered to Buyer pursuant to the provisions of this Section 6.3(a), entitle Buyer to deliver a termination notice pursuant to Section 11.1(d)(i)) within five (5) Business Days of the receipt by Buyer of any such supplement to the Schedules pursuant to this Section 6.3(a), then Buyer will have automatically be deemed to have waived (i) any and all rights to terminate this Agreement pursuant to Section 11.1(d)(i) and (ii) the closing condition set forth in Section 9.2(a), in each case arising out of Buyer’s receipt of such supplement.

(b) Personally Identifiable Information.  Buyer shall honor and observe, in connection with the transactions contemplated by this Agreement, any and all policies of Seller in effect on the Execution Date prohibiting the transfer of personally identifiable information about individuals and otherwise comply with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

(c) Access to Records after Closing.  From and after the Closing Date, each party hereto shall provide the other parties hereto (and their respective representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business, to the books and records (including the Headquarters Site Computer Hardware) acquired pursuant to this Agreement so as to enable (i) Seller to sell, transfer or dispose of any Excluded Asset and wind down the Seller’s estate pursuant to the Bankruptcy Case and (ii) Buyer and Seller to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, and to prosecute and defend legal Actions or for other like purposes, including Claims, objections and resolutions.  If any party desires to dispose of any such records, such party shall, thirty (30) days prior to such disposal, provide the other party with a reasonable opportunity to remove such records to be disposed of at the removing party’s expense.  The obligations under this Section 6.3 shall terminate upon the closing of the Bankruptcy Case.

(d) Environmental Claims after Closing.  From and after the Closing Date, Buyer (and also on behalf of its Affiliates, successors and assigns) hereby irrevocably releases and forever discharges Seller and each of its subsidiaries and their respective directors, members, shareholders, officers, employees and consultants, and their Affiliates, successors and assigns (collectively, the “Released Entities”), from any Liability based on any Environmental Liabilities and Obligations and agrees that Buyer shall not sue or pursue the Released Entities with respect to any Environmental Liabilities and Obligations or seek to recover any amounts from the Released Entities for any losses Buyer suffers arising out of or relating to any such Environmental Liabilities and Obligations and shall not request or cause any third party to take any such action.  For purposes of clarity, Buyer and Seller agree that this Section 6.3(d) shall not be construed to imply that by giving this release Buyer has assumed any Liability based on any Environmental Liabilities and Obligations pursuant to Section 2.3 or otherwise.

6.4 Employment Covenants and Other Undertakings.

(a) Employees.  Seller shall, upon Buyer’s request, permit Buyer access to any employee records that Buyer may reasonably request in order to facilitate Buyer’s potential hiring of any or all of Seller’s employees, including, but not limited to, job descriptions, time records, and payroll data. At least two weeks prior to the Closing Date, Seller shall permit Buyer, during business hours in a manner not to unreasonably disturb the Seller’s business, to solicit employment applications from and interview for potential employment any of Seller’s employees. Seller agrees that the Buyer shall, any time after the Effective Date, have the right to offer employment (to take effect on or after the Closing Date) to any of Seller’s employees at the Buyer’s sole discretion; provided, however, that this provision imposes no obligation on any employee to accept employment with Buyer, nor does it impose any obligation on the Buyer to offer employment to or retain any employee for any length of time. Such offers of employment shall be on terms and conditions which are consistent with Buyer’s policies and procedures.  Any Employees who accept such offer of employment by Buyer effective as of the Closing Date are referred to herein as “Transferred Employees.”  Seller shall deliver to Buyer on or before the Closing Date all personnel files and employment records relating to the Transferred Employees to the extent permitted by Law (including completed I-9 forms and attachments with respect to all Transferred Employees, except for such Employees as Seller certifies in writing are exempt from such requirement).

(b) Buyer Benefit Plans.  Each Transferred Employee shall receive credit for purposes of eligibility to participate and vesting, but not for purposes of benefit accrual, under any defined benefit pension plan maintained by Buyer in which the Transferred Employee becomes eligible to participate, for service with Seller to the same extent recognized by Seller under a comparable Employee Benefit Plan immediately prior to the Closing.

(c) Forms W-2 and W-4.  Seller and Buyer shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) and Forms W-4 (Employee’s Withholding Allowance Certificate) regarding the Transferred Employees.  Under this procedure, Seller shall keep on file all IRS Forms W-4 provided by the Transferred Employees for the period required by applicable Law concerning record retention and Buyer will obtain new IRS Forms W-4 with respect to each Transferred Employee.

(d) Employee Communications.  Prior to making any written communications to the Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller shall provide Buyer with a copy of the intended communication.

(e) WARN Obligations.  Except to the extent provided below, Seller shall comply with and be solely responsible for all obligations, if any, under the federal Worker Adjustment Retraining and Notification Act, and any similar state or local Laws (collectively, “WARN”) with respect to any employment actions taken on or before the Closing Date, all of which shall constitute Excluded Liabilities.  Seller may, in its sole discretion, issue appropriate WARN notices related to the transactions contemplated hereby to its employees at any time and from time to time.  Seller shall, in accordance with all applicable laws, terminate and discharge effective on the Closing Date all of its employees engaged with respect to the Acquired Assets (the “Terminated Employees”), with written notice of termination to each such employee, and pay all costs and expenses associated with such terminations; provided, however, that Buyer agrees to assume, and indemnify and hold Seller harmless from and against, all obligations, if any, arising under WARN as a result of Seller’s termination of the employment of the Terminated Employees on the Closing Date in accordance with the above provisions of this Section 6.4(e) (the “WARN Liabilities”), except and to the extent that any such WARN Liabilities are avoided as a result of Buyer’s offer of employment to any of the Terminated Employees as contemplated above (the “Assumed WARN Obligations”).

(f) No Third Party Beneficiaries. Without limiting the generality of Section 12.17, Seller and Buyer acknowledge and agree that all provisions contained in this Section 6.4 are included for the sole benefit of Seller and Buyer, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, directors, officers or consultants of Seller, any participant in any Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any of its Affiliates.

6.5 Approvals.

(a) Each party hereto shall, as promptly as possible, use its reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement.  Each party shall cooperate fully with the other parties in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties shall not willfully take any action that has, or is reasonably likely to have, the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  Each party hereto agrees to make (or cause its ultimate parent entities, as such term is used in the HSR Act, to make) an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date of this Agreement and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.5, but subject to Section 6.5(d), Buyer agrees to use its reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation Law or other Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible.

(c) Subject to Section 6.5(d), if required by a Governmental Authority in order to obtain clearance under or to terminate any waiting period required by the HSR Act or any antitrust, competition, trade regulation Law, Buyer will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of Acquired Assets or aspects of the Business or otherwise offer to take or offer to commit to take any action which it is capable of taking (collectively, a “Divestiture Action”), and if the offer is accepted, take or commit to take, such action that limits its freedom of action with respect to, or its ability to retain, any of the Acquired Assets or aspects of the Business.  For purposes of this Section 6.5, a Divestiture Action will be considered “required” by a Governmental Authority only if and to the extent that Buyer has been notified by the such Governmental Authority that the failure or refusal to take such Divestiture Action would result in the filing of Legal Proceedings seeking an Order that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Nothing in this Agreement will require, or be construed to require, Buyer or any of its Affiliates, in order to obtain clearance under, or to terminate any waiting period required by, any antitrust Law or to avoid the entry of, or to effect the dissolution of, any antitrust Order (whether or not the foregoing would have the effect of preventing or delaying the Closing beyond the Termination Date) to:

(i) agree to any restriction, condition or limitation (including any sale, divestiture, disposition, change in business practice or other transaction or any requirement to hold separate) with respect to any asset, business or property of Buyer or any of its Affiliates (other than the Acquired Assets or the Business) or with respect to any asset, business or property which Buyer or any of its Affiliates acquires or transfers or has or hereafter has an unconsummated contract to acquire or to transfer (other than with respect to the Acquired Assets or the Business); or

(ii) take or refrain from taking any action with respect to the acquisition, sale, divestiture, disposition, change in business practice or other transaction involving directly or indirectly any asset, business or property of any other Person (other than the Acquired Assets or the Business) or in any market (other than markets in which the Business is conducted, but only as to the conduct of such Business).

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller and Governmental Authorities in the Ordinary Course of Business or any disclosure which is not permitted by Law) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.  Notwithstanding the foregoing, Buyer shall not be required to disclose to Seller any commercially sensitive materials pursuant to this Section 6.5 which, in Buyer’s reasonable judgment, is confidential or proprietary to Buyer or its business.

(f) The filing fees associated with the filings under the HSR Act shall be borne solely by Buyer.

6.6 Physical Inventory Count.  Seller shall engage third party firm acceptable to Buyer  to conduct a physical count of the Inventory (the “Physical Inventory”) for purposes of preparing the Estimated Net Working Capital under Section 3.4(a) hereof.  The Physical Inventory shall be completed no later than five (5) Business Days prior to the Auction and, where feasible, shall be conducted at times that Seller’s facilities are closed in the Ordinary Course of Business.  Seller will give Buyer not less than two (2) days’ notice of such Physical Inventory.  Representatives of Buyer will be permitted to observe such physical inventory and will be permitted to make test counts of Inventory and receive copies of the records and reconciliations of the Physical Inventory conducted pursuant to this Section 6.6.

6.7 Transition Services.  Buyer and Seller shall negotiate in good faith regarding the terms of a transition services agreement to take effect upon Closing pursuant to which Buyer shall provide Seller with access to Transferred Employees retained by Buyer as may be reasonably required by Seller in connection with the wind down of Seller’s estate pursuant to the Bankruptcy Case.

ARTICLE 7

TAXES

7.1 Taxes Related to Purchase of Acquired Assets.

(a) All transfer, conveyance, recording and similar Taxes, including all such state and local Taxes, incurred in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”), that are imposed solely as a result of the sale, transfer, assignment and delivery of the Acquired Assets shall be borne by Buyer.  Notwithstanding the time period in Section 3.4 relating to the Allocation Statement, Buyer and Seller shall cooperate to (a) determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, and (b) prepare and file any and all required Tax Returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.  Buyer and Seller shall cooperate in providing each other with any appropriate certification and other similar documentation relating to any exemption from Transaction Taxes (including any appropriate resale exemption certifications), as provided under applicable Law

(b) Subject to Section 2.3(h), on or prior to the Closing Date, Seller shall pay all sales Taxes, use Taxes, payroll Taxes, and other Taxes which are then due and owing by Seller (and not any member or owner thereof) with respect to the Acquired Assets and the Business and attributable to Tax periods or portions thereof commencing on or after the Petition Date and ending on the Closing Date; provided, however, Seller shall not be obligated to pay any such Tax that is disputed in good faith by Seller, as long as appropriate reserves have been established in accordance with GAAP.  Subject to Section 2.3(h), all sales Taxes, use Taxes, payroll Taxes, real property Taxes, personal property Taxes and other ad valorem Taxes with respect to the Acquired Assets that accrue during, or attributable to, the period on or prior to the Closing Date and become due on or after the Closing Date shall be paid by Seller.  Subject to Section 7.1(a), all sales Taxes, use Taxes, payroll Taxes, real property Taxes, personal property Taxes and other ad valorem Taxes with respect to the Acquired Assets that both accrue and are due after the Closing Date shall be paid by Buyer.  Buyer and Seller shall cooperate and prepare and file any and all required Tax Returns with respect to Taxes subject to this Section 7.1(b).  For purposes of this Agreement, whenever it is necessary to determine the liability for any such Taxes subject to this Section 7.1(b) for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes for the portion of the Straddle Period ending on and including, and for the portion of the Straddle Period beginning after, the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date, or the number of calendar days during the Straddle Period beginning the day after the Closing Date, as applicable, and the denominator of which is the number of calendar days in the entire Straddle Period.

7.2 Waiver of Bulk Sales Laws.  To the greatest extent permitted by applicable Law, Buyer and Seller hereby waive compliance with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

ARTICLE 8

BANKRUPTCY COURT MATTERS

8.1 Motions. Seller shall file with the Bankruptcy Court, within five (5) Business Day after the Execution Date, a motion or motions seeking the Bankruptcy Court’s approval of the Bid Procedures Motion and the Sale Order. Seller shall affix a true and complete copy of this Agreement to such motion or motions (as the case may be) filed with the Bankruptcy Court. Such motion or motions (as the case may be) shall request, among other things, (i) the scheduling of the date for the Auction to be commenced no later than three (3) business days prior to the date of the Sale Hearing, and the Sale Hearing no later than January, 31, 2014, (ii) the entry of the Bid Procedures Order and (iii) the entry of the Sale Order.

8.2 Contracts.  Seller shall serve on all non-Debtor counterparties to all of the Contracts on Schedule 2.5(a) a notice specifically stating that Seller is or may be seeking the assumption and assignment of such Contracts and shall notify such non-Debtor counterparties of the deadline for objecting to the Cure Amounts, which deadline shall not be less than three (3) Business Days prior to the Sale Hearing.  In cases in which Seller is unable to establish that a default exists, the relevant Cure Amount shall be set at $0.00.

8.3 Buyer Protections.  Subject to the approval of the Bankruptcy Court, Seller shall, if applicable, pay to Buyer the Expense Reimbursement and/or the Break-Up Fee pursuant to the terms and conditions set forth in Section 11.3 hereof.

ARTICLE 9

CONDITIONS PRECEDENT TO PERFORMANCE BY THE PARTIES

9.1 Conditions Precedent to Performance by Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which (other than the conditions contained in Section 9.1(c), Section 9.1(d) and Section 9.1(e) except as expressly provided therein) may be waived by Seller, in its sole and absolute discretion:

(a) Representations and Warranties of Buyer.  The representations and warranties of Buyer contained in ARTICLE 5 that are not qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Buyer contained in ARTICLE 5 that are qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Performance of the Obligations of Buyer.  Buyer shall have performed and complied in all material respects with all obligations required under this Agreement to be performed by Buyer on or before the Closing Date (except with respect to obligations which Buyer is to perform as of the Closing under this Agreement (including, without limitation, the obligation to pay the Purchase Price)).

(c) Bankruptcy Court Approval.  Each of the Bid Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court and the Sale Order shall not be subject to a stay.

(d) No Violation of Orders.  No preliminary or permanent injunction or other order of any court or Governmental Authority or Law that prevents the consummation of the transactions contemplated hereby shall be in effect.

(e) Governmental Approvals.  To the extent that the HSR Act is applicable, any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Acquired Assets contemplated by this Agreement shall have expired or shall have been terminated.

For avoidance of doubt, there shall be no conditions precedent to Seller’s obligation to consummate the transactions contemplated by this Agreement, except for those conditions precedent specifically set forth in this Section 9.1.

9.2 Conditions Precedent to the Performance by Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which (other than the conditions contained in Section 9.2(c), Section 9.2(d), and Section 9.2(e), except as expressly provided therein) may be waived by Buyer, in its sole and absolute discretion:

(a) Representations and Warranties of Seller.  The representations and warranties of Seller contained in ARTICLE 4 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Seller contained in ARTICLE 4 that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Performance of the Obligations of Seller.  Seller shall have performed and complied in all material respects with all obligations required by Seller under this Agreement that are to be performed by Seller on or before the Closing Date (except with respect to obligations which Seller is to perform as of the Closing under this Agreement).

(c) Bankruptcy Court Approval.  Each of the Bid Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court and the Sale Order shall not be subject to a stay.

(d) No Violation of Orders.  No preliminary or permanent injunction or other order of any court or Governmental Authority or Law that prevents the consummation of the transactions contemplated hereby shall be in effect.

(e) Governmental Approvals.  (i) To the extent that the HSR Act is applicable, any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Acquired Assets contemplated by this Agreement shall have expired or shall have been terminated, and (ii) all Regulatory Approvals shall have been received.

For avoidance of doubt, there shall be no conditions precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement (including any financing or due diligence condition), except for those conditions precedent specifically set forth in this Section 9.2.

ARTICLE 10

CLOSING AND DELIVERIES

10.1 Closing.  Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on a Business Day mutually acceptable to the parties (but as promptly as practicable) after the date on which all conditions to the obligations of the parties hereto set forth in ARTICLE 9 to consummate the transactions contemplated hereby are first satisfied and/or waived (the date the Closing occurs being the “Closing Date”).  The Closing shall occur on the Closing Date at 10:00 a.m., New York Time, in the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166.  Upon consummation of the Closing, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall be deemed to have occurred as of 12:01 a.m. (New York time) on the Closing Date.

10.2 Seller’s Deliveries.  At the Closing:

(a) Seller shall deliver possession of the Acquired Assets;

(b) Seller shall have executed and delivered to Buyer (i) each of the Bills of Sale, (ii) the Assignment and Assumption Agreement, (iii) each of the Trademark Assignment Agreements, (iv) such special or limited warranty deeds, additional bills of sale, endorsements, assignments and other instruments of transfer and conveyance as may be reasonably requested by Buyer and required under applicable Law to convey valid, marketable title of the Acquired Assets to Buyer free and clear of all Liens, Claims, Interests or Encumbrances (other than Permitted Liens) and (v) the Lease Agreement;

(c) Seller shall deliver an officer’s certificate, duly executed by a senior officer of Seller, certifying the matters set forth in Section 9.2(a) and Section 9.2(b), in form reasonably satisfactory to Buyer; and

(d) Seller shall deliver a non-foreign affidavit dated as of the Closing Date in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code.

10.3 Buyer’s Deliveries.  At the Closing:

(a) Buyer shall pay the Estimated Cash Purchase Price less the Deposit and less the Purchase Price Escrow Fund by wire transfer of immediately available funds to an account designated by Seller prior to the Closing and pay the 503(b)(9) Escrow Fund and the Purchase Price Escrow Fund to the Escrow Agent;

(b) Buyer shall have executed and delivered to Seller (i) the Assignment and Assumption Agreement, (ii) each of the Trademark Assignment Agreements and (iii) the Lease Agreement; and

(c) Buyer shall deliver a certificate, duly executed by a senior officer of Buyer, certifying the matters set forth in Section 9.1(a) and Section 9.1(b) in form reasonably satisfactory to Seller.

ARTICLE 11

TERMINATION

11.1 Termination.  This Agreement may be terminated only in accordance with this Section 11.1.  This Agreement may be, or, as applicable, shall be, terminated at any time before the Closing as follows:

(a) by mutual written consent of Seller and Buyer;

(b) automatically and without any action or notice by Seller to Buyer, or Buyer to Seller, immediately upon:

(i) the issuance of a final and non-appealable order, decree, or ruling by a Governmental Authority to permanently restrain, enjoin or otherwise prohibit the Closing;

(ii) approval by the Bankruptcy Court of an Alternate Transaction, unless Buyer is designated a “back-up bidder” under the Sale Order; or

(iii) the consummation of an Alternate Transaction.

(c) by either Seller or Buyer:

(i) if the Closing shall not have occurred by February 28, 2014 (the “Termination Date”); provided, that if the only outstanding condition to the Closing is receipt of the Regulatory Approvals, the Termination Date will be automatically extended, in monthly increments to the end of each following calendar month until the date that is six (6) months following the date that the Sale Order shall have been entered by the Bankruptcy Court, unless Seller shall elect not to extend the Termination Date by delivering a written notice of such election to Buyer prior to the initial Termination Date or the end of any month during which the Termination Date has been extended; provided, further, the right to terminate this Agreement under this Section 11.1(c)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date;

(ii) if the waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Acquired Assets contemplated by this Agreement shall not have expired or shall not have been terminated by February 28, 2014; provided, that the right to terminate this Agreement under this Section 11.1(c)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date; or

(iii) if the Estimated Cash Purchase Price less the amount of the Purchase Price Escrow Fund is less than the sum of (A) an amount equal to the First Priority Obligations, (B) an amount equal to the Carve Out, (C) an amount equal to the PACA Claims, (D) the estimated amount of unpaid priority wage claims up to $100,000 and (E) an amount equal to the Lazard Fees, in each case as estimated to be outstanding as of the Closing and determined as of the date of the determination of the Estimated Cash Purchase Price.

(d) by Buyer:

(i) if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.2 and (B) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the then-applicable Termination Date;

(ii) if, prior to the Closing, Seller’s Bankruptcy Case shall be converted into a case under Chapter 7 of the Bankruptcy Code or dismissed, or if a trustee or examiner with expanded powers shall be appointed in the Bankruptcy Case; or

(iii) if there shall be excluded from the Acquired Assets any Assumed Contract that is not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any Person other than Seller, to the extent that such consent shall not have been given prior to the Closing and the exclusion of such Assumed Contract shall have a Material Adverse Effect;

(e) by Seller if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.1 and (B) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the then-applicable Termination Date.

Each condition set forth in this Section 11.1 pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition.  If more than one of the termination conditions set forth in Section 11.1 are applicable, the applicable party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated. The parties hereto acknowledge and agree that no notice of termination or extension of the Termination Date provided pursuant to this Section 11.1 shall become effective until five (5) days after the delivery of such notice to the other parties, and only if such notice shall not have been withdrawn during such five (5) day period or otherwise become invalid.

11.2 Effect of Termination.  In the event of termination pursuant to Section 11.1, this Agreement shall become null and void and have no effect and no party hereto shall have any liability to the other parties hereto except (a) nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination and (b) with respect to the provisions of ARTICLE 11 and ARTICLE 12 which shall expressly survive termination hereof including the buyer protections provided for in Section 11.3; provided, that upon such termination, each of the provisions of the Confidentiality Agreement shall survive and remain in full force and effect for the longer of (x) the remainder of the term of survival applicable to such provision as set forth in the Confidentiality Agreement and (y) one (1) year following such termination. If Seller terminates this Agreement pursuant to Section 11.1(e) (provided, that such termination must relate to the condition set forth in Section 9.1(a) or Section 9.1(b)), then Seller shall be entitled to disbursement of the Deposit (including, for the avoidance of doubt, all interest and other earnings accrued and earned thereon) as liquidated damages.  The parties expressly agree and acknowledge that it would be extremely difficult or impracticable to ascertain the actual damages that would be incurred by Seller in the event of a termination of this Agreement described in the immediately preceding sentence and that the Deposit represents the parties’ reasonable estimate of the damages that would be incurred by Seller in the event of any such termination of this Agreement.

11.3 Buyer Protections.

(a) So long as Buyer shall not be in material violation of its obligations under this Agreement, if this Agreement shall be terminated pursuant to Section 11.1(b)(iii), then, a break-up fee (the “Break-Up Fee”) in the amount of $5,000,000 shall immediately become earned and due from Seller to Buyer and the Expense Reimbursement shall immediately become earned and due from Seller to Buyer.

(b) So long as Buyer shall not be in material violation of its obligations under this Agreement, if this Agreement shall be terminated by Seller pursuant to Section 11.1(c)(iii), then the Expense Reimbursement shall immediately become earned and due from Seller to Buyer.

(c) The Expense Reimbursement and the Break-Up Fee shall be a super-priority administrative expense priority obligation under Section 364(c)(1) of the Bankruptcy Code with priority over all expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject to any super-priority Claims of Seller’s post-petition lenders and the Carve-Out.

(d) Buyer shall have no right to the Expense Reimbursement and the Break-Up Fee if this Agreement shall be terminated other than as specified in Sections 11.3(a) and 11.3(b).

(e) Notwithstanding anything in Section 11.3 to the contrary, the Expense Reimbursement and the Break-Up Fee shall be paid to Buyer by wire transfer of immediately available funds upon (i) in the case of the Expense Reimbursement in the event of a termination by the Seller under 11.1(c)(iii), the earlier of (a) Seller’s having available cash to pay the Expense Reimbursement (whether in whole or in part) and (b) contemporaneous with the closing of an Alternative Transaction and (ii) in the case of any other termination giving rise to an obligation to pay such amounts, contemporaneous with the closing of an Alternate Transaction.

(f) In the event that the Break-Up Fee and Expense Reimbursement is earned by Buyer pursuant to Section 11.3(a), the agreement evidencing the Alternate Transaction shall provide that the Successful Bidder (as defined in the Bid Procedure Order) shall pay the Expense Reimbursement and the Break-Up Fee directly to Buyer by wire transfer of immediately available good funds to an account specified by Buyer at the Closing of the Alternate Transaction.  If for any reason such Successful Bidder fails to pay the Break-Up Fee and Expense Reimbursement directly to Buyer, Seller is authorized and directed to pay the Break-Up Fee and Expense Reimbursement to Buyer from the gross cash proceeds of the Alternate Transaction without further order of the Court.

(g) In the event that any credit bid is determined to be the Successful Bid (as defined in the Bid Procedure Order), such credit bid must include a sufficient cash component at Closing of the Alternate Transaction or otherwise provide Seller and its estates with sufficient cash to satisfy the Break-Up Fee and Expense Reimbursement provided herein.

(h) The payment of the Break-Up Fee or Expense Reimbursement as provided herein shall be free and clear of any Interest as defined herein that any other person or entity may have or assert in such Alternate Transaction proceeds or otherwise available cash.

(i) Seller hereby acknowledges that the obligation to pay the Expense Reimbursement and the Break-Up Fee (to the extent due hereunder) shall survive the termination of this Agreement, and shall have administrative priority status against Seller and its estates.

ARTICLE 12

MISCELLANEOUS

12.1 Survival.  No representations or warranties of Seller or Buyer made in this Agreement shall survive the Closing Date.  All covenants and agreements of Seller and Buyer contained herein shall survive the Closing in accordance with their terms.

12.2 Further Assurances.  At the request and the sole expense of the requesting party, Buyer or Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or Seller, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement and the Ancillary Agreements.

12.3 Successors and Assigns.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns and any trustee appointed in any of the Bankruptcy Case or subsequent chapter 7 cases and Seller, if the Bankruptcy Case are dismissed.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be transferred or assigned (including by operation of Law in connection with a merger or sale of stock, or sale of substantially all the assets, of a Person) by any of the parties hereto without the prior written consent of the other party or parties hereto (which consent may be granted, withheld, conditioned or delayed in such other party’s sole and absolute discretion), and any attempted assignment in contravention or breach of the foregoing shall be void and of no force or effect; provided, that no consent shall be required in connection with any assignment by any party hereto of its rights under this Agreement to its lenders.

12.4 Governing Law; Jurisdiction.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.  For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent as to the foregoing to the exclusive jurisdiction of, the Bankruptcy Court.  After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction in New York, New York.

12.5 Expenses.  Except as otherwise provided in this Agreement, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees and commissions or finder’s fees, whether or not the transactions contemplated hereby are consummated.

12.6 Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable and the application of any provision so substituted, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of (a) the Execution Date and (b) the date (if any) this Agreement was last amended.

12.7 Notices.

(a) All notices, requests, demands, consents, waivers and other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) on the day of transmission, if sent via electronic transmission to the email address below (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Seller:

Allens, Inc.
P.O. Box 250
305 East Main Street
Siloam Springs, AR  72761
Attention:  Jonathan Hickman, Chief Restructuring Officer
Email: jhickman@alvarezandmarsal.com
Facsimile:  (479) 524-6601

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, 10166
Attention:  Kenneth A. Gerasimovich
Email: gerasimovichk@gtlaw.com
Facsimile: (212) 805-9203

and

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 W. Capitol Ave.
Suite 1800
Little Rock, AR 72201
Attention: Stan Smith
Email: ssmith@mwlaw.com
Facsimile: (501) 918-7830

If to Buyer:

Seneca Foods Corporation
418 E. Conde Street
Janesville, WI 53546
Attention:  Mr. John Exner
Email: jexner@senecafoods.com
Facsimile:  608-757-6002

With a copy (which shall not constitute notice) to:

Jaeckle Fleischmann & Mugel, LLP
200 Delaware Avenue, Suite 900
Buffalo, NY 14202
Attention:  Tim C. Loftis
Email: tloftis@jaeckle.com
Facsimile:  716-856-0432

and

Wright, Lindsey & Jennings LLP
200 West Capitol Avenue, Suite 2300
Little Rock, Arkansas 72201-3699
Attention: Charles T. Coleman
Email: CColeman@wlj.com
Facsimile: (501) 376-9442

(b) Any party hereto may change its address, facsimile number or email address for the purpose of this Section 12.7 by giving the other parties written notice of its new address, facsimile number or email address in the manner set forth above.  Written confirmation of receipt (i) given by the recipient of such notice, request, demand, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (iii) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

12.8 Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Buyer and Seller, or in the case of a waiver, by the party hereto waiving compliance.  Any waiver by any party hereto of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.9 Entire Agreement.  This Agreement, together with the Confidentiality Agreement and the Ancillary Agreements and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein (all of which are hereby incorporated herein by reference), supersede all other prior oral or written agreements among the parties hereto solely with respect to the matters contained herein and therein, and this Agreement, together with the Confidentiality Agreement, and the Ancillary Agreements and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein, contain the entire understanding of the parties hereto solely with respect to the matters contained herein and therein.  For clarification purposes, the Recitals are part of this Agreement.

12.10 Seller Disclosures.  After notice to and consultation with Buyer, Seller shall be entitled to disclose, if required by applicable Law or by order of the Bankruptcy Court, this Agreement and all information provided by Buyer in connection herewith to the Bankruptcy Court, the United States Trustee, parties in interest in the Bankruptcy Case and other Persons bidding on assets of Seller.  Other than statements made in the Bankruptcy Court (or in pleadings filed therein), Seller shall not issue (prior to, on or after the Closing) any press release or make any public statement or public communication without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed; provided, however, Seller, without the prior consent of Buyer, may issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law or any Governmental Authority with competent jurisdiction.

12.11 Headings.  The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.12 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

12.13 Name Change.  Immediately following the Closing, Seller shall discontinue the use of its current name (and any other trade names currently utilized by Seller) and shall not subsequently change its name to or otherwise use or employ any name which includes the words “Allens,” “Allens Canning,” and/or “All Veg” without the prior written consent of Buyer, and Seller shall cause the name of Seller in the caption of the Bankruptcy Case to be changed to the new names of Seller as provided in the last sentence of this Section 12.13.  From and after the Closing, Seller covenants and agrees not to use or otherwise employ any of the trade names, corporate names, “d/b/a” names or any mark that is confusingly similar to the Intellectual Property rights utilized by Seller in the conduct of the Business, which rights shall be included in the Acquired Assets purchased hereunder.  Seller hereby irrevocably authorizes Buyer to file, immediately following the Closing, the organizational amendments with the applicable Secretary of State of Seller’s jurisdiction of formation and in each State in which Seller is qualified to do business on Seller’s behalf.

12.14 Payments and Revenues.  If after the Closing, either party shall receive any payment, revenue or other amount that belongs to the other party pursuant to this Agreement, such receiving party shall promptly remit or cause to be remitted the same to the other party.

12.15 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

12.16 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS, HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.

12.17 No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

SENECA FOODS CORPORATION

By:            /s/ Kraig H. Kayser
Name:            Kraig H. Kayser
Title:            Chief Executive Officer

SELLER:

ALLENS, INC.

By:            /s/ Jonathan Hickman
Name:            Jonathan Hickman
Title:            Chief Restructuring Officer

Appendix A

DEFINED TERMS

The following terms have the meanings set forth in the Preamble hereto or the Sections hereof set forth below:

Definitions	Location
“503(b)(9) Escrow Agreement”	Section 3.2
“503(b)(9) Escrow Fund”	Section 3.2
“Accounting Referee”	Section 3.4(c)
“Accounts Receivable”	Section 2.1
“Acquired Assets”	Section 2.1
“Agreement”	Preamble
“Allocation Statement”	Section 3.5(a)
“Assumed Contracts”	Section 2.5(a)(i)
“Assumed Employee Benefit Plans”	Section 2.1(g)
“Assumed Liabilities”	Section 2.3
“Assumed WARN Obligations”	Section 6.4(e)
“Bankruptcy Case”	Recitals
“Bankruptcy Code”	Recitals
“Bankruptcy Court”	Recitals
“Break-Up Fee”	Section 11.3(a)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Regulatory Approvals”	Section 5.3
“Cash Purchase Price”	Section 3.3
“Closing”	Section 10.1
“Closing Date”	Section 10.1
“Closing Net Working Capital”	Section 3.4(b)
“Closing Statement”	Section 3.4(b)
“Closing Statement Response Notice”	Section 3.4(b)
“Contracts”	Section 2.5(a)(i)
“Deposit”	Section 3.1
“Deposit Escrow Agreement”	Section 3.1
“Environmental Laws”	Section 4.11
“Estimated Cash Purchase Price”	Section 3.4(a)
“Estimated Net Working Capital”	Section 3.4(a)
“Excluded Assets”	Section 2.2
“Execution Date”	Preamble
“Excluded Liabilities”	Section 2.4
“Final Closing Adjustment”	Section 3.4(e)
“Financial Data”	Section 4.16
“Frozen Business”	Section 2.2(d)
“Montezuma Frozen Inventory”	Section 2.2(d)
“Montezuma Site”	Section 2.2(d)
“Omitted Contract Order”	Section 2.5(b)
“Physical Inventory”	Section 6.6
“Post Petition Vendor Payables”	Section 2.3(c)
“Previously Omitted Contract”	Section 2.5(b)
“Purchase Price”	Section 3.3
“Purchase Price Escrow Agreement”	Section 3.2
“Purchase Price Escrow Fund”	Section 3.2
“Real Property”	Section 4.6(b)
“Regulatory Approvals”	Section 5.3
“Rejected Contracts”	Section 2.5(a)
“Released Entities”	Section 6.3(d)
“Replacement Equipment”	Section 6.1(e)
“Review Period”	Section 3.4(b)
“Schedules”	Section 6.3
“Seller”	Preamble
“Seller Final Closing Adjustment”	Section 3.4(e)
“Seller Regulatory Approvals”	Section 4.3
“Straddle Period”	Section 7.1(b)
“Terminated Employees”	Section 6.4(e)
“Termination Date”	Section 11.1(c)
“Transferred Employees”	Section 6.4(a)
“Transferred Leased Real Property”	Section 4.6(b)
“Transferred Owned Real Property”	Section 4.6(a)
“Transaction Taxes”	Section 7.1(a)
“WARN”	Section 6.4(e)
“WARN Liabilities”	Section 6.4(e)

“Action” means any demand, Claim, action, suit or proceeding, arbitral action, litigation, inquiry, criminal prosecution or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternate Transaction” means a transaction or series of related transactions pursuant to which (i) through the Auction, Seller accepts a Qualified Bid(s) relating to all or substantially all of the Acquired Assets (whether such Qualified Bid is in the form of an asset sale, stock sale, merger, reorganization or other similar transaction including a stand-alone plan of reorganization or refinancing) or (ii) Seller determines to cancel or withdraw the Auction and instead, prior to the termination of this Agreement, enters into (or agrees in writing to enter into) such a transaction or series of related transactions relating to all or substantially all of the Acquired Assets (whether in the form of an asset sale, stock sale, merger, reorganization or other similar transaction including a stand-alone plan of reorganization or refinancing).  Notwithstanding the foregoing, an exercise of remedies (other than a credit bid through the Auction) by the agent or lenders under the DIP Loan Agreement does not constitute an Alternate Transaction.

“Ancillary Agreement” means any of the Bill of Sale, the Assignment and Assumption Agreement, Trademark Assignment Agreement, the Deposit Escrow Agreement, the Escrow Agreement, the Lease Agreement or such other instruments of transfer and conveyance as may be required under applicable Law to convey valid title of the Acquired Assets to Buyer.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit D.

“Auction” means the auction for the sale and assumption of the Acquired Assets and Assumed Liabilities conducted by Seller pursuant to the Bid Procedures Order.

“Bankruptcy Orders” means the Bid Procedures Order and the Sale Order.

“Bid Procedures Motion” means a motion, in form and substance reasonably satisfactory to Seller and Buyer, to approve the Bid Procedures Order.

“Bid Procedures Order” means an order issued by the Bankruptcy Court that, among other things, establishes procedures for an auction process to solicit competing bids, which Order shall be in form and substance reasonably satisfactory to Buyer and Seller.

“Bill of Sale” means each Bill of Sale substantially in the form of Exhibit E.

“Budget” means the budget annexed to the DIP Order from time to time.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York or Arkansas are authorized by Law or other governmental action to close.

“Buyer Material Adverse Effect” means any circumstance, change or effect that would materially and adversely affect the ability of Buyer to carry out its obligations under this Agreement.

“Carve Out” means the Carve Out as defined in the DIP Order or other cash collateral order entered by the Bankruptcy Court.

“Cash” means all cash on hand and in banks, cash equivalents, marketable securities, short-term investments, treasury bills, money orders, checks (including cash in transit such as checks received prior to the Closing, whether or not deposited or cleared prior to the Closing), checking account balances, instruments for the payment of money, certificates of deposit and other time deposits and letters of credit.

“Claim” has the meaning ascribed by Bankruptcy Code §101(5), including all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at Law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of November 5, 2013, by and between Seller and Buyer.

“Contract” means any written agreement, contract, lease (including, without limitation, any real or personal property leases), sublease, purchase order, arrangement, license, commitment, insurance policy or other written binding arrangement or written understanding, and any written amendments, modifications or supplements thereto.

“Cure Amounts” means all amounts, costs and expenses required by the Bankruptcy Court to cure all defaults under the Assumed Contracts so that they may be sold and assigned to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code, as such amounts may be adjusted, if applicable, by agreement of the Buyer and the other party or parties to such Assumed Contracts (other than Seller).

“DIP Financing” means the debtor-in-possession financing and/or cash collateral arrangements (including all loan and related documents and the DIP Orders) in respect of Seller approved by the Bankruptcy Court and containing terms and conditions acceptable to Buyer, including without limitation the DIP Loan Agreement.

“DIP Loan Agreement” means that certain Senior Secured, Super-Priority Debtor-In-Possession Credit Agreement, dated as of October 31, 2013, by and among Seller, and the other Loan Parties (as defined in such agreement) parties thereto, certain financial institutions and other entities from time to time parties thereto, and Bank of America, N.A., as administrative agent, as amended to date and amended, extended, restated, supplemented or otherwise modified from time to time.

“DIP Order” means (a) in the period prior to entry of a final order as contemplated by clause (b) of this definition, an interim order entered by the Bankruptcy Court approving the DIP Financing, and (b) a final order entered by the Bankruptcy Court approving the DIP Financing, in each case in form and on terms acceptable to Buyer.

“Documents” means all files, documents, instruments, papers, books, reports, records, databases, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, databases and information, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, Web pages, etc.), cost of pricing information, business plans, quality control records and procedures, blueprints, accounting, legal and tax files (including all related memoranda and analyses therein), all files, customer and supplier files and documents (including credit information), personnel files and employment records relating to Transferred Employees (including, without limitation, applicable completed I-9 forms), supplier lists, records, literature and correspondence, including materials relating to Inventories, services, marketing, advertising, promotional materials, Intellectual Property, and other similar materials to the extent related to, used in, held for use in, the Business or the Acquired Assets in each case whether or not in electronic form, whether or not physically located on any of the premises of the Leased Property, but excluding any materials exclusively related to any Excluded Assets.

“Employee Benefit Plans” means all (a) employee pension benefit plans as defined in Section 3(2) of ERISA, (b) employee welfare benefit plans as defined in Section 3(1) of ERISA, and (c) stock option, bonus, deferred compensation, retention, severance, or termination pay plans or policies or any other plans or policies providing for compensation or benefits (including any employment, severance, change in control or similar agreement or any arrangement relating to a sale of the Business or the Acquired Assets), in each case, that is maintained, administered, or contributed to (or with respect to which any obligation to contribute has been undertaken) by  Seller or any ERISA Affiliate and that covers any current or former employee, director, manager, member, officer or consultant of Seller (or their dependents, spouses or beneficiaries).

“Employees” means all individuals employed by Seller in connection with the Business and the Acquired Assets as of the Closing Date.

“Encumbrances” means, to the extent not considered a Lien, any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

“Environmental Laws” means all federal, state, local and foreign laws, statutes and regulations relating to pollution or the environment, including, without limitation, those relating to Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials as in effect as of the Closing Date.

“Environmental Liabilities and Obligations” means all Liabilities arising from any impairment or damage to the environment or failure to comply with Environmental Laws in connection with the prior or ongoing ownership or operation of the Business, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of Hazardous Materials or hazardous waste; (ii) the Release of Hazardous Materials or waste; (iii) any other Pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Laws with respect to the Business; and (v) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i) – (iv) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning specified for the term in the Deposit Escrow Agreement, the 503(b)(9) Escrow Agreement or the Purchase Price Escrow Agreement, as applicable.

“Excess Insurance Proceeds” means the difference between (a) the Shoestring Insurance Proceeds and (b) the amount of the Replacement Equipment.

“Expense Reimbursement” means an amount equal to the lesser of (a) the aggregate documented, actual, reasonable out-of-pocket fees and expenses (including, without limitation, fees and expenses of legal counsel, accounting fees and expenses, HSR Act filing fees, escrow and other fees and expenses) incurred by Buyer in connection with this Agreement (including, without limitation, the drafting, negotiation and implementation of this Agreement), the transactions contemplated hereby and matters related hereto and thereto (including, without limitation, relating to business, legal and accounting due diligence and all matters in connection with the Bankruptcy Case), in each case whether incurred before or after the Petition Date, and (b) $1,500,000.

“First Priority Obligations” means all Obligations (as defined in the DIP Loan Agreement), including, without limitation, the Indemnity Account (as defined in the DIP Order).

“Form Net Working Capital Statement” means the form attached hereto as Exhibit H.

“GAAP” means the United States’ generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any foreign or United States federal, national, supernational, state, provincial, local court, tribunal, governmental department, agency, board or commission, regulatory or supervisory authority, or other administrative, governmental or quasi-governmental body, subdivision or instrumentality.

“Hazardous Materials” means any (a) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) as defined in, the subject of, or that could give rise to liability under, any Environmental Law, (b) oil, petroleum, petroleum fraction, or petroleum additive (including methyl tertiary butyl ether), (c) flammable substances or explosives, (d) radioactive materials, (e) asbestos or asbestos-containing materials, (f) urea formaldehyde foam insulation, (g) polychlorinated biphenyls, and (h) lead-based paint, including, in each case, any mixture or solution thereof.

“Headquarters Site” means the Excluded Owned Real Property comprising Seller’s corporate headquarters facility located at 305 E. Main St., Siloam Springs, AR 72761.

“Headquarters Site Computer Hardware” means all computer hardware equipment at the Headquarters Site that is not directly related to the functioning of the heating, ventilation and air conditioning systems at the Headquarters Site.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Improvements” means buildings, structures, systems, facilities, easements, rights-of-way, privileges, improvements, licenses, hereditaments, appurtenances and all other rights and benefits belonging, or in any way related, to the Real Property.

“Intellectual Property” means all intellectual property, including, without limitation, (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and foreign counterparts thereof and all registrations and renewals in connection therewith, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and other indicia of origin and corporate branding, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) works of authorship, copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs), (f) Software, (g) internet addresses, uniform resource locaters, domain names, websites and web pages, and (h) any and all other intellectual property and proprietary rights of Seller.

“Intellectual Property License” means (i) any Contract that contains any grant by Seller to any third Person of any right to use, publish, perform or exploit any of the Intellectual Property, and (ii) any Contract (other than a Contract concerning the licensing of generally commercially available software, including “shrink-wrap” and “click-wrap” licenses) that contains any grant by any third Person to Seller of any right to use, publish, perform or exploit any intellectual property of such third Person concerning or relating to the Intellectual Property.

“Interest” means “interest” as that term is used in Bankruptcy Code Section 363(f).

“Inventories” or “Inventory” means all inventory of any kind or nature (other than PP&E), including but not limited to, finished goods, raw product, mixed vegetable frozen inventory, spare parts, packing supplies, seed, labels, plant supplies, and chemicals, merchandise, and goods, maintained, held or stored by or for Seller at the Closing, whether or not prepaid, and wherever located, held or owned, and any prepaid deposits for any of the same.

“knowledge of Seller” or “Seller’s knowledge” means the actual knowledge of Roderick L. Allen, Joshua C. Allen, Nicholas E. Allen, and James W. Phillips.

“Lazard” means Lazard Middle Market LLC.

“Lazard Fees” means the fees and expenses owed to Lazard pursuant to that certain letter agreement, dated as of March 13, 2013, by and between Lazard and Seller.

“Law” means any law, statute, ordinance, regulation, rule, code or rule of common law or otherwise of, or any order (including, without limitation, the Bankruptcy Orders), judgment, injunction or decree issued, promulgated, enforced or entered by, any Governmental Authority.

“Lease Agreement” means the short term Lease Agreement pursuant to which Seller leases the Headquarters Site to Buyer substantially in the form of Exhibit G.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Authority.

“Liability” means any debt, loss, liability, Claim, damage, expense, fine, cost, deficiency or obligation, of any nature, whether known or unknown, disclosed or undisclosed, matured or unmatured, determined or undeterminable, on or off balance sheet, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.

“Lien” has the meaning given to that term in the Bankruptcy Code.

“Material Adverse Effect” means any circumstance, change in or effect on the Acquired Assets or the Business that, individually or in the aggregate, is materially adverse to the results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industry in which the Business operates, other than as may materially disproportionately impact the Business (but then only to the extent of such materially disproportionate impact); (b) general economic or political conditions or events, circumstances, changes or effects affecting the economy or securities markets generally; (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of or existence of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, (iii) any delays or cancellations of orders for products or services or (iv) any litigation; (d) any reduction in the prices of services or products offered by the Business (or the margins of the Business) in response to the reduction in prices of comparable services or products offered by a competitor, or the seasonality of the Business; (e) any circumstance, change or effect that results from any action taken pursuant to, in accordance with or as permitted by this Agreement or at the request of Buyer; (f) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, weather phenomenon or acts of God, or the seasonality of the Business; (g) the fact that Seller filed as a debtor pursuant to the Bankruptcy Code; or (h) the effect of any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof.

“Net Working Capital” means the difference, as of 11:59 P.M. on the Business Day immediately preceding the Closing Date, between (A) the amounts shown in the line items listed on the Form Net Working Capital Statement under “Current Assets;” and (B) the sum of the amounts shown in the line items listed on the Form Net Working Capital Statement under “Current Liabilities,” in each case calculated in accordance with this Agreement.  For purposes of the Net Working Capital calculation, “Current Liabilities” shall only include Post Petition Vendor Payables, and “Current Assets” shall only mean Inventory and accounts receivables listed on the Form Net Working Capital Statement under “Current Assets,” in each case, calculated in accordance with GAAP, consistently applied, and using the same accounting principles, procedures, policies and methods that were used to prepare the Financial Statements (except to the extent otherwise provided in Section 3.4).  Notwithstanding anything to the contrary contained herein, “Current Liabilities” shall in all cases exclude all liabilities that are not Assumed Liabilities, and “Current Assets” shall in all cases exclude all assets that are not Acquired Assets.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the conduct by Seller of the Business in substantially the same manner as conducted as of the Petition Date.

“Owned Real Property” means the real property in which Seller has fee title (or equivalent) together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“PACA Claims” means all valid, enforceable and non-avoidable Claims to which a third party supplier is entitled under the Perishable Agricultural Commodities Act of 1930.

“Permits” means all material approvals, permits, certificates of occupancy or other certificates, concessions, authorizations, grants, easements, variances, exemptions, consents, orders, franchise, filings, authorizations and licenses used in the operation of the Business or the Acquired Assets.

“Permitted Liens” means: (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings which suspend the collection thereof without penalty and the reserve required by Section 7.1(b) is established, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings and an appropriate reserve is established and funded by Seller at Closing for payment of such lien if the contest fails, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Acquired Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which do not materially impair the use or occupancy of the Real Property, (e) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber, (f) Liens and Encumbrances that will be released and/or discharged pursuant to the Sale Order and (g) all other Liens or Encumbrances that would not individually or in the aggregate reasonably be expected to materially impair the ability to use or occupy an Acquired Asset or the marketability of title to such Acquired Asset.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority or other entity.

“Petition Date” means October 28, 2013.

“PP&E” means all equipment, machinery, industrial and motor vehicles, fixtures, furniture and other tangible property, including all such property that is damaged and all attachments, appliances, fittings, gas and oil burners, lighting fixtures, signs, doors, cabinets, partitions, mantels, motors, pumps, screens, plumbing, heating, air conditioning, refrigerators, freezers, refrigerating and cooling systems, waste disposal and storing, wiring, telephones, televisions, monitors, security systems, racks, ovens, stoves, carpets, floor coverings, wall coverings, office equipment, kitchen appliances, computers (including point-of-sale terminals and systems), registers and safes, trash containers, meters and scales, combinations, codes and keys, and any other furniture, fixtures, equipment and improvements except for (i) PP&E at the Excluded Owned Real Property (other than the Headquarters Site) as of November 1, 2013 and (ii) the portion of the PP&E at the Headquarters Site that consists of components, facilities and fixtures of the heating, ventilation, air conditioning, plumbing and electrical systems and all flowers, shrubs, trees, linoleum, wall to wall carpeting, water softeners, sump pumps, lavatory and bathroom fixtures, fences, humidifiers and dehumidifiers, storm windows and doors, screens, awnings, light fixtures, security system and other similar fixtures necessary to the functions of the building and components presently located at the Headquarter Site (but not including the Headquarter Site Computer Hardware, which shall be an Acquired Asset).

“Qualified Bid” means competing bids qualified for the Auction in accordance with the Bid Procedures Order.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, partners, limited partners, stockholders, employees, controlling persons, Affiliates, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Release” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of any Hazardous Material into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Sale Hearing” means the hearing to consider the entry of the Sale Order.

“Sale Order” means an order issued by the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, which Sale Order shall be reasonably satisfactory to Seller and Buyer; provided, that the Sale Order shall include a provision relating to the exclusion of all Liabilities relating to any theories of law or equity involving successors or transferees.

“Shoestring Insurance Proceeds” means the amount of all insurance proceeds received prior to the Closing in connection with the prior casualty event involving the shoestring potato line at Seller’s Van Buren, Arkansas facility.

“Software” means any computer program, operating system, application, system, firmware or software of any nature, point-of-entry system, peripherals, and data whether operational, active, under development or design, nonoperational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, tests scripts, user manuals and other documentation therefor, whether in machine-readable form, virtual machine-readable form, programming language, modeling language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, and all databases necessary or appropriate in connection with the operation or use of any such computer program, operating system, application, system, firmware or software.

“Target Net Working Capital” means $164,534,319.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, whether payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workers’ compensation, customs duties, registration, documentary, value-added, alternative or add-on minimum, estimated, environmental (including taxes under Section 59A of the Code) and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Trademark Assignment Agreement” means each Trademark Assignment Agreement in substantially the form annexed hereto as Exhibit F.

“Treasury Regulation” means, with respect to any referenced provision, such provision of the regulations promulgated by the United States Department of the Treasury.

“Trust Fund Taxes” means liabilities for sales, use, withholding, trust fund or other employment related taxes, in each case for which officers and directors may have personal liability for non-payment under applicable Law.